Exhibit 10.13

MICROBIA, INC.

TERMS OF AMENDED AND RESTATED LEASE

320 BENT STREET, CAMBRIDGE, MA

i

MICROBIA, INC.

320 BENT STREET, CAMBRIDGE, MA

ARTICLE 1:   BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

1.01.	Date of Lease.	January 8, 2002, as amended May 2002, March 17, 2004, July 28, 2005 and January 12, 2007

1.02.	Landlord.	Rogers Street, LLC, a Delaware limited liability company

1.03.	Tenant.	Microbia, Inc., a Delaware corporation.

1.04.	Tenant Guarantor.	None

1.05.	Address of Property.	320 Bent Street Cambridge, MA 02142

1.06.	Building and Property.

The five (5) story building containing 184,224 rentable square feet (the “Building”) in the City of Cambridge, MA, located on a parcel of land described in Exhibit A attached hereto and known as 320 Bent Street (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).

1.07.	Premises.

39,101 rentable square feet (as previously certified to Tenant by Landlord’s architect using the ANSI/BOMA Z65.1 — 1996 method of measurement), comprised of [illegible] as further described in Exhibits B through B-2 (the “Premises”). Landlord and Tenant hereby acknowledge and agree that the rentable square footage set forth in Section 1.06 and this Section 1.07 are final and conclusive as between the parties, except as set forth in Section 2.01.

1.08.	Tenant’s Pro Rata Share.	21.18%

1.09.	Term.

	Initial Term:	Eight (8) Lease Years from the Rent Commencement Date until the last day of the Eighth (8th) Lease Year. The Initial Term shall also include the period from the Lease Commencement Date to the Rent

Commencement Date.

	Extension Terms:	Three (3) additional terms of five (5) years each.

Lease Year:

The first Lease Year begins on the Delivery Date and ends on the last day of the twelfth full calendar month after said Delivery Date. Each subsequent Lease Year ends twelve months after the preceding one.

1.10.	Commencement and Delivery Dates.

	Lease Commencement Date:	The date hereof.

Estimated Delivery Date:

[Illegible] which date is subject to Force Majeure and Tenant Delays. Landlord shall endeavor to complete the Base Building Work and Finish Work pursuant to the schedule set forth in Exhibit L (“Landlord’s Construction Schedule”), but Landlord’s failure to meet Landlord’s Construction Schedule shall not create any liability, and Tenant shall have no remedies as a result except as otherwise set forth in Section 3.01.

Rent Commencement Date:

[Illegible] Notwithstanding the foregoing, if, as, and when Tenant occupies any portion of the Premises for the conduct of its business prior to the Rent Commencement Date, then Tenant shall commence payments of Base Rent and Additional Rent on said portion (each a “Partial Rent Commencement Date”).

1.11.	Permitted Uses.

(a) Technical office for research and development, laboratory and research facility and (b) subject to applicable requirements of the Cambridge Zoning Ordinance, limited manufacturing as an accessory use.

1.12.	Brokers.	Greg Lucas of Insignia ESG.

1.13.	Management Company.	To be designated by Landlord.

1.14.	Letter of Credit.	$2,832,900

1.15.	Parking.	As set forth in Section 8.03 of the Lease.

1.16.	Base Rent.	$2,365,610.50 ($60.50 per rentable square foot)

	Initial Term:	From and after the Rent Commencement Date, [illegible]

Extension Term:

Base Rent shall be the greater of (x) Market Rent, as determined pursuant to Section 3.03, or (y) the last effective Base Rent adjusted at the beginning of each Extension Term, if any, to reflect any increase in the Consumer Price Index for all Urban Wage Earners and Clerical Workers for Boston, Massachusetts published by the Bureau of Labor Statistics of the United States Department of Labor (base year 1982-84 = 100 (the “CPI) as more particularly set forth in Section 3.03(f). In no event shall the Base Rent for any Extension Term be less than the Base Rent last in effect for the previous Term as modified by the Adjustment, as defined in Section 3.03(f). Notwithstanding the foregoing, any such increase in CPI shall not exceed four percent (4%) per year compounded annually.

1.17.	Additional Rent.

All amounts payable by Tenant under this Lease other than Base Rent, including without limitation:

(i)                                     Tenant’s Pro Rata Share of Real Property Taxes (Article 5);

(ii)                                  Utilities (Article 6);

(iii)                               Insurance Premiums (Article 7); and

(iv)                              Tenant’s Pro Rata Share of Operating Expenses (Article 8).

1.18.	Expenses Paid Directly by Tenant.	All utilities (except as set forth in Article 6) and services to the Premises, including cleaning and HVAC. All personal taxes on Tenant’s personal property, etc.

1.19.	Address of Landlord for Notices.	Lyme Properties, LLC 101 Main Street, 18th Floor Cambridge, MA 02142 Attn: David Clam and Robert L. Green

With a copy to: Hill & Barlow One International Place Boston, MA 02116 Attn: Greg D. Peterson, Esquire

1.20.	Address of Tenant for Notices.	Prior to Occupancy: One Kendall Square Building No. 1400, Suite 1418 Cambridge, MA 02139 Attention: Kevin Robinson

After Occupancy: At the Premises Attention: Kevin Robinson

With copy to: Keith R. Barnett, Esquire Hale and Dorr LLP 60 State Street Boston, MA 02109

1.21.	Finish Work.	All to be constructed by Landlord as further set forth in Section 10.03(b).

1.22.	Finish Work Allowance.	None.

1.23.	Base Building Work.	As set forth in Section 10.03(a)

INDEX OF DEFINED TERMS

Term	Section
AAA	4.05
Additional Rent	1.17, 4.02
Adjustment	1.6, 3.03(f)
Antenna	11.01
Antenna Installation Area	11.01
Arbitrator	3.03(e)
Audit Period	4.05
Base Building Work	1.23, 10.03(a)
Base Price Index	3.03(f)
Base Rent	1.16, 4.01
Broker	1.12
Building	1.06

Term	Section
Building Signage	9.05
Business Day(s)	3.03(d)
CPI	1.16
Common Areas	8.01
Construction Documents	10.05(b)
Control	13.01
Delivery Date	3.01
Environmental Incidents	9.04
Environmental Law(s)	9.04
Environmental Substances	9.04
Escrow Agent	Article 15
Escrow Agreement	Article 15
Estimated Delivery Date	1.10
Event of Default	14.02
Existing NDA	16.03
Extension Term(s)	1.09, 3.03(c)
Final Punch List	10.03(b)(iv)
Finish Work	1.21, 10.03(b)(i)
Finish Work Allowance	1.22
Finish Work Change Order	10.03(b)(ii)
Finish Work Construction Documents	10.03(b)(i)
First Extension Term	3.03(a)
Force Majeure	17.13
Ground Landlord	16.03
Ground Lease	16.03
Guarantor	16.03
Guaranty	16.03
HVAC	8.04
Indemnitees	9.02
Initial Common Areas	8.01
Initial Term	1.09
Interim Period	2.02
Landlord	1.02
Landlord’s Authorized Representative	10.03(b)(v)
Landlord’s Construction Schedule	1.10
Lease Commencement Date	1.10, 3.01
Lease Year	1.09
Legal Requirement	9.03
Letter of Credit	1.14, Article 15
Market Rent	3.03(d)
Material Service Interruption	6.01
Minor Work	10.05(c)
Offer Notice	2.02
Offered Space	2.02
Operating Costs	4.02(a)

Term	Section
Operating Expenses	8.04
Outside Delivery Date	3.01
PTDM Agreement	8.03
Partial Rent Commencement Date	1.10
Permitted Transfer	13.01
Permitted Uses	1.11, 9.01
Preferred NDA	16.03
Premises	1.07, 2.01
Proceeds	10.02(b)
Profits	13.02
Project	17.19
Property	1.06
RFO Space	2.02
Real Property Tax	5.02
Rent	4.02(a)
Rent Commencement Date	1.10
Right of First Offer	2.02
Rooftop Equipment	11.01
Rooftop Installation Areas	11.01
Rules and Regulations	8.02
SNDA	7.01
Second Extension Term	3.03(b)
Service Interruption	6.01
Service Interruption Notice	6.01
Substantially Completed	10.03(b)(vii)
Substitute Taxes	5.02
Systems or Structure Work	10.05(b)
Taking	12.01
Target Delivery Date	2.02
Tenant	1.03
Tenant Contractor	10.05(c)
Tenant Delay	10.03(b)(vi)
Tenant Guarantor	1.04
Tenant Parties	17.19
Tenant Work	10.05(a)
Tenant’s Architect	10.05(b)
Tenant’s Audit Notice	4.05
Tenant’s Authorized Representative	10.03(b)(v)
Tenant’s Equipment	11.01
Tenant’s Pro Rata Share	1.08
Term	1.09
Third Arbitrator	3.03(e)
Third Elevator	3.01
Third Extension Term	3.03(c)
Title Documents	2.01

Term	Section
Total Operating Costs	4.02(a)
Transfer	13.01
Transferee	13.01
Utility Service(s)	6.01
Utility Service Provider(s)	6.01
Utility Switching Points	6.01

ARTICLE 2:   PREMISES AND APPURTENANT RIGHTS

2.01.                                        Lease of Premises; Appurtenant Rights.  Landlord leases and demises the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease.  Tenant shall have, as appurtenant to the Premises, the right to use in common with others, if any, entitled thereto the Common Areas and the Building service fixtures and equipment serving the Premises.  Tenant shall also have the exclusive use of the portion of the basement shown on Exhibits B-1 and B-2, which areas shall be included in the term “Premises” and subject to all of the terms and conditions of this Lease.  Use of the areas shown on Exhibits B-1 and B-2 shall be limited to the purposes described on said exhibit.  Subject to Landlord’s reasonable security procedures, which shall uniformly apply to all tenants, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week.

Tenant shall have the appurtenant right to access 301 Binney Street via the underground tunnel between the Building and 301 Binney Street, subject to the Rules and Regulations and Landlord’s reasonable security measures (which appurtenant right may be provided by use of a cross-easement if 301 Binney Street is ever held in separate ownership from the Building).

Landlord reserves the right (i) to install, use, maintain, repair, replace and relocate pipes, meters, other equipment and fixtures in the Premises (subject to Section 9.06) or elsewhere on the Property; (ii) to make additions to the Building and alter or relocate entranceways.  Common Areas or other facilities (including driveways, walkways and parking areas); (iii) to sell or grant any portion of or interest in the Property; and (iv) to grant easements and other rights; provided, however, that Landlord’s activities pursuant to clauses (i), (ii) and (iv), above, do not have a direct, material adverse effect on the Premises, on Tenant’s use thereof, or on Tenant’s access rights.  The Building or Property may be submitted to a condominium to permit separate ownership and financing of the Building or Property, provided that Tenant’s rights and obligations under this Lease shall not be affected in any material respect.

As of the Date of Lease, Landlord has provided Tenant with a copy of its Title Insurance Policy No. O99931061334 dated February 1, 2001, date downs/endorsements through October 11, 2001, and copies of all exception documents related thereto (the “Title Documents”).  Landlord covenants to Tenant that, except as set forth in the Title Documents, there are no recorded matters affecting the Premises or Property.

2.02.                                        Right of First Offer.  From and after the later of (a) the initial lease-up of the Building (i.e., after the Building achieves 100% occupancy) or (b) one (1) year following the Lease Commencement Date (the “Interim Period”), Landlord agrees not to enter into any lease or leases for any available space in the Building (in each case, an “RFO Space”) without first giving Tenant an opportunity to lease such space (“Right of First Offer”), provided, however, that Landlord shall not have to afford Tenant such opportunity, and the provisions of this Section 2.02 shall not apply, if (i) Landlord is leasing such space to tenants, or to any affiliates thereof, under extension or expansion rights granted under leases executed by Landlord during the Interim Period, (ii) an Event of Default exists at the time Tenant elects to exercise this Right of First Offer or at the time the RFO Space would be added to the Premises or (iii) any Transfer or Transfers requiring Landlord’s consent under Article 13 with respect to an aggregate of more than 50% or more of the Premises has occurred at or prior to either such time.

If Landlord intends to enter into a lease for any RFO Space and is obligated to first give Tenant an opportunity to lease such space hereunder, then Landlord will deliver to Tenant a notice (the “Offer Notice”) that (i) specifies the space that will be available (the “Offered Space”), the date on which Landlord anticipates that the space will be available (the “Target Delivery Date”), and the business terms on which Landlord is prepared to lease the Offered Space to the extent such business terms vary from the terms of the Lease, and (ii) offers to lease all of the Offered Space to Tenant on the same business terms.  If Landlord is prepared to lease the Offered Space on more than one set of business terms (e.g., for different terms of years at different rent rates), then Landlord may specify alternative business terms in the Offer Notice.

If Tenant delivers to Landlord, within fourteen (14) days following receipt of the Offer Notice, an acceptance of such offer (which shall include an acceptance of one of the proposed sets of business terms if the Offer Notice included alternative sets of business terms), then the same shall constitute an agreement to lease all of the Offered Space on the business terms set forth in the Offer Notice, and within 15 days after acceptance of the offer the parties shall enter into a lease amendment providing for the incorporation of the Offered Space into the Premises on such business terms.  If Tenant does not accept such offer, then the Offered Space may be leased by Landlord to a third party other than Tenant on terms no more favorable to such third party than those in the Offer Notice, except that Landlord shall have the right to vary the rent in said third-party lease by up to five (5%) percent of that specified in the Offer Notice and said action shall not be deemed to be more favorable to the third party.  In the event the rent decreases by more than five (5%) percent or the Landlord otherwise changes the business terms from those set forth in the Offer Notice in a manner more favorable to a third party, Landlord shall re-offer the Offered Space to Tenant in the same manner, except that Tenant must respond to Landlord within seven (7) days of the date Landlord re-offers the Offered Space to Tenant.

Landlord shall endeavor to deliver any Offered Space leased by Tenant pursuant to this Section 2.02 on or before the Target Delivery Date specified in the Offer Notice.  However, Landlord’s failure to deliver, or any delay in delivering, the Offered Space for any reason beyond Landlord’s reasonable control (including, without limitation, continued occupancy by a prior occupant) shall not be a default of Landlord or give rise to any liability of Landlord under the Lease, and shall not affect the validity of the Lease or Tenant’s obligation to accept and lease the Offered Space when delivered (except as Landlord and Tenant may mutually agree at the time Landlord delivers the Offer Notice to Tenant).  Notwithstanding the foregoing, Landlord shall use diligent efforts to deliver any Offered Space leased by Tenant, and in the event Landlord is unable to deliver the Offered Space to Tenant on or before the date that is six (6) months after the Target Date, Tenant shall not be obligated to lease the Offered Space provided that within thirty (30) days after the end of said six-month period, Tenant notifies Landlord in writing of its desire not to lease the Offered Space.

This Section 2.02 shall not be construed to grant to Tenant any rights or interest in any RFO Space, and any claims by Tenant alleging a failure of Landlord to comply with this Section 2.02 shall be limited to claims for monetary damages and Tenant shall not assert any rights in any space on the RFO Space nor file any lis pendens or similar notice with respect thereto.

ARTICLE 3:   LEASE TERM

3.01.                                        Lease Term; Delay in Commencement.  The Initial Term of this Lease is defined in Section 1.09.  Landlord shall use reasonable efforts to deliver the Premises to Tenant with the Finish Work and Base Building Work Substantially Complete and free and clear of any other occupant on or before the Estimated Delivery Date.  The “Delivery Date” shall mean the date Landlord delivers the Premises to Tenant in such condition, other than the construction of the third elevator service described in the Base Building Work (the “Third Elevator”).  Landlord’s failure to deliver the Premises to Tenant on or before the Estimated Delivery Date, for any reason, shall not give rise to any liability of Landlord hereunder except as expressly set forth in this Section 3.01, shall not constitute a Landlord’s default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith.  Notwithstanding the foregoing, [illegible] July 15, 2002 [illegible].

In the event that Landlord (i) has not applied for a Building Permit for the Finish Work and Base Work on or before the date that is five (5) Business Days after the execution of the Lease by both parties, (ii) has not received a Building Permit on or before the date that is thirty (30) days after Landlord applies for a Building Permit for the Finish Work and Base Building Work, subject to extension for Tenant Delays and Force Majeure, or (iii) has received the Building Permit but the work thereunder is suspended prior to its Substantial Completion due to an injunction granted by a court having jurisdiction over the Property, which injunction is not dismissed within thirty (30) days, subject to extension for Tenant Delays, then [illegible] provided, however, that if Landlord satisfies such condition prior to the conclusion of such 30 day period, then Tenant’s election to terminate this Lease shall be null and void and of no further force or effect.  [illegible] provided, however, that if Landlord satisfies such condition prior to the conclusion of such 15 day period, then Tenant’s election to terminate this Lease pursuant to this sentence shall be null and void and of no further force and effect.

3.02.                                        Hold Over.  Tenant shall vacate the Premises when this Lease expires or terminates (if sooner).  If Tenant holds over, it shall continue to pay Rent, but Base Rent shall be 200% of the greater of (i) the fair market rent or (ii) the then current Base Rent.  Tenant’s hold over shall not limit any of Landlord’s rights or Tenant’s obligations, including Landlord’s right to repossess the Premises and remove Tenant and Tenant’s property pursuant to this Lease after this Lease terminates or expires.  If Tenant holds over, it shall be as a licensee under a revocable license with no right of possession in the Premises.  Tenant shall reimburse Landlord for and indemnify

Landlord against all damages (including consequential damages), liabilities and costs, including reasonable attorneys’ fees, which Landlord incurs on account of Tenant’s hold over.  Notwithstanding the foregoing, Tenant’s liability for damages (excluding the holdover Base Rent set forth above) during the first ninety (90) days after the expiration or earlier termination of the Lease shall be limited to Landlord’s actual lost rents and out-of-pocket costs (including, without limitation, brokerage commissions, reasonable attorneys’ fees, design costs, advertising costs and any penalties as liquidated damages that Landlord may incur) due to such holdover’s effect on a bona-fide third party’s agreement to lease or otherwise occupy the Premises.

3.03.                                        Right to Extend.

3.03(a)  First Extension Term.  This Lease of all of the Premises may be extended for an additional five-year period (the “First Extension Term”) by unconditional written notice from Tenant to Landlord at least twelve (12) (but not more than eighteen (18)) months before the end of the Initial Term, time being of the essence.  If Tenant does not timely exercise this option, or if on the date of such notice or at the beginning of the First Extension Term an Event of Default exists, Tenant’s right to extend shall irrevocably lapse, Tenant shall have no further right to extend, and this Lease shall expire at the end of the Initial Term.

3.03(b)  Second Extension Term.  The Lease of all the Premises may be extended for a second five-year period (the “Second Extension Term”) by unconditional written notice from Tenant to Landlord at least twelve (12) (but not more than eighteen 18)) months before the end of the First Extension Term (if any).  If Tenant does not timely exercise this second extension option, or if on the date of such notice or at the becoming of the Second Term an Event of Default exists, Tenant’s right to extend shall irrevocably lapse, Tenant shall have no further right to extend, and this Lease shall expire at the end of the First Extension Term.

3.03(c)  Third Extension Term.  The Lease of all the Premises may be extended for another five-year period (the “Third Extension Term”) by unconditional written notice from Tenant to Landlord at least twelve (12) (but not more than eighteen (18)) months before the end of the Second Extension Term (if any).  If Tenant does not timely exercise this third extension option, or if on the date of such notice or at the beginning of the Third Extension Term an Event of Default exists, Tenant’s right to extend shall irrevocably lapse, Tenant shall have no further right to extend, and this Lease shall expire at the end of the Second Extension Term.

All references to the Term shall mean the Initial Term as it may be extended by the First Extension Term, the Second Extension Term and the Third Extension Term, if any (each, an “Extension Term”).  Each Extension Term shall be on all the same terms and conditions applied to the Initial Term except that the Base Rent for each Extension Term shall be as set forth below.

3.03(d)  Market Rent.  If Tenant gives Landlord timely notice of its intention to extend the then-current Term of this Lease, as it may have been previously extended then within sixty (60) days thereafter, Landlord shall give Tenant written notice of the then applicable market rent for Tenant’s space, based on similar space in the Building and rent for similar space in similar buildings in the same geographic area, taking into account the absence of a tenant improvement allowance and brokerage commissions to file extent applicable, (the “Market Rent”).  Rent for each year of the next Extension Term shall be established as the higher of (x) one-hundred percent (100%) of the Market Rent or (y) the then-effective Base Rent adjusted at the commencement of the applicable Extension Term to reflect any increase in the CPI.  In no event shall Market Rent be lower than the Base Rent most recently paid hereunder as modified by the Adjustment, as defined below.  Within ten (10) Business Days (as defined below) after Tenant receives such notice, Tenant shall notify Landlord of its agreement with or objection to Landlord’s determination of the Market Rent, whereupon the Market Rent shall be determined by arbitration conducted in the manner set forth below.  If Tenant does not notify Landlord within such ten (10) day period of Tenant’s agreement with or objection to Landlord’s determination of the Market Rent, then the Market Rent for the applicable Extension Period shall be deemed to be Landlord’s determination of the Market Rent as set forth in this notice from Landlord described in this subsection.  “Business Days” shall mean any day other than Saturday, Sunday, and weekdays when the state courts of The Commonwealth of Massachusetts are closed.

3.03(e)  Arbitration of Market Rent.  If Tenant notifies Landlord of Tenant’s objection to Landlord’s determination of Market Rent under the preceding subsection, such notice shall also set forth a request for arbitration and Tenant’s appointment of an MAI appraiser having at least ten (10) years’ experience in the commercial leasing market in the City of Cambridge, Massachusetts (an “Arbitrator”).  Within five (5) days thereafter, Landlord shall by notice to Tenant appoint a second Arbitrator.  Each Arbitrator shall be advised to determine the Market Rent for the applicable Extension Term within thirty (30) days after Landlord’s appointment of the second Arbitrator.  On or before the expiration of such thirty-(30)-day period, the two Arbitrators shall confer to compare their respective determinations of the Market Rent.  If the difference between the amounts so determined by the two Arbitrators is less than or equal to ten percent (10%) of the lower of said amounts then the final determination of the Market Rent shall be equal to the average of said amounts.  If such difference between said amounts is greater than ten percent (10%), then the two arbitrators shall have ten (10) days thereafter to appoint a third Arbitrator (the “Third Arbitrator”), who shall be instructed to determine the Market Rent for the Applicable Extension Term within ten (10) days after its appointment by selecting one of the amounts determined by the other two Arbitrators.  Each party shall bear the cost of the Arbitrator selected by such party.  The cost for the Third Arbitrator, if any, shall be shared equally by Landlord and Tenant.

3.03(f)  CPI Adjustment.  If, at the commencement of the applicable Extension Term, there is a change in the CPI (or any comparable successor or substitute index reasonably designated by the Landlord, appropriately adjusted, and approved by Tenant, such approval not to be unreasonably withheld,) reflecting an increase in the cost of living over and above the cost of living as reflected by the CPI for the month in which the Lease Commencement Date occurs (or, with respect to the Second or Third Extension Tram, the CPI for the month in which the prior Extension Term commenced) (hereinafter called the “Base Price Index”), the “Adjustment” of the Base Rent shall be calculated as follows for the purposes set forth in Section 3.03(d), clause (y): the Base Rent shall be multiplied by a fraction, the numerator of which shall be the CPI for the month in which the applicable Extension Term commences, and the denominator of which (for each such fraction) shall be the Base Price Index.  In the event that Landlord determines, and Tenant agrees, that the CPI ceases to use the 1982-84 average of 100 as the basis of calculation, or if a substantial change is made in the terms or number of items contained in the CPI, then the CPI shall be adjusted to the figure that the parties agree in good faith would have been arrived at had the manner of computing the CPI in effect at the date of this Lease not been changed.  In the event that within one (1) year following the date that the CPI figure for any month used in calculating the Adjustment shall have been published, the federal government shall revise such figure, then: (x) such revised CPI figure shall thereafter be deemed to be the correct CPI figure for all purposes (unless the federal government shall yet again revise such figure, in which case the most recently revised CPI figure shall be deemed to be correct); and (y) any retroactive adjustment or recomputation resulting from such revised CPI figure shall be limited to encompass only the year immediately preceding the date upon which the revision of such CPI figure shall have first been published.  Notwithstanding the foregoing, any such increase in CPI shall not exceed four percent (4%) per year compounded annually.

ARTICLE 4:   RENT

4.01.                                        Base Rent.  On the Rent Commencement Date (or, if applicable, on the Partial Rent Commencement Date with respect to the relevant portion of the Premises) and thereafter on the first day of each month during the Term.  Tenant shall pay Landlord the Base Rent (or, if applicable, the relevant portion hereof if only a Partial Rent Commencement Date has occurred) for that month in advance and the monthly installment of Tenant’s Pro Rata Share of Total Operating Costs required by Section 4.02, without offset, deduction or prior demand.  Rent shall be payable at Landlord’s address or otherwise as Landlord may designate in writing from time to time.

4.02.                                        Additional Rent.

4.02(a)  General.  “Additional Rent” means all amounts payable by Tenant under this Lease other than Base Rent.  “Rent” means Base Rent and Additional Rent Landlord shall estimate in advance (i) all Real Property Taxes under Article 5, (ii) all utility costs (unless separately metered or separately contracted for by Tenant) under Article 6, (iii) all insurance premiums under Article 7 and all premiums paid by Landlord for insurance on the Property, and (iv) all Operating Expenses under Section 8.04 (individually, “Operating Costs” and collectively, the “Total Operating Costs”) and, commencing on the Rent Commencement Date (or, if applicable, on the Partial Rent Commencement Date with respect to the relevant portion of the Premises) Tenant shall pay one-twelfth of Tenant’s Pro Rata Share of such estimated Total Operating Costs monthly in advance together with Base Rent.  Landlord may adjust its estimates of Total Operating Costs at any time based upon its experience and reasonable anticipation of costs.  Such adjustments shall be effective as of the next Rent payment date at least fifteen (15) days after notice to Tenant.  Within ninety (90) days after the end of each fiscal year of the Property during the Term, Landlord shall endeavor to give to Tenant (and in any event shall give to Tenant within one hundred eighty (180) days after the end of each fiscal year) a reasonably detailed statement of the Total Operating Costs (other than Real Property Taxes) paid or incurred by Landlord during the preceding fiscal year and Tenant’s Pro Rata Share of such expenses.  Within the next thirty (30) days, Tenant shall pay Landlord any underpayment, or Landlord shall credit Tenant with any overpayment, of Tenant’s Pro Rata Share of such Total Operating Costs.  If the Term expires or the Lease is terminated as of a date other than the last day of a fiscal year, Tenant’s payment of Additional Rent pursuant to this Section for such partial fiscal year shall be based on Landlord’s best estimate of the items otherwise includable in Total Operating Costs and shall be made on or before the later of (a) ten (10) days after Landlord delivers such estimate to

Tenant or (b) the last day of the Term, with an appropriate payment or refund to be made upon Tenant’s receipt of Landlord’s statement of Total Operating Costs for such fiscal year.  In any case, with respect to the last fiscal year to occur during the Term or the earlier termination of the Term, Landlord’s obligation to provide Tenant with a statement and Landlord’s or Tenant’s obligation to provide payment of any over- or underpayments with respect to Tenant’s Pro Rata Share of such Total Operating Costs shall survive the termination of this Lease.

This Lease requires Tenant to pay directly to suppliers, vendors, carriers, contractors, etc., certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs and other expenses.  If Landlord pays any of these amounts in accordance with this Lease, Tenant shall reimburse such costs in full upon demand with the next monthly Rent payment.  Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due on or before the date for the next monthly Rent payment, but, in the case of Additional Rent other than Tenant’s Pro Rata Share of Total Operating Costs, in no event shall such payment be required earlier than fifteen (15) days after demand.  In no event shall Landlord’s failure to demand payment of Additional Rent be denied a waiver of Landlord’s right to such payment.

4.02(b)  Allocation of Certain Operating Costs.  If at any time during the Term, Landlord provides services only with respect to particular portions of the Building or incurs other Operating Costs allocable to particular portions of the Building, then such Operating Costs shall be charged entirely to those tenants, including Tenant, if applicable, of such portions, notwithstanding the provisions hereof referring to Tenant’s Pro Rata Share, if, during any period for which Landlord’s Operating Costs are being computed, less than all of the Building is occupied by tenants, or if Landlord is not supplying all tenants with the services being supplied hereunder.  Operating Costs shall be reasonably estimated and extrapolated by Landlord to determine the Operating Costs that would have been incurred if the Building were fully occupied for such year and such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be the Operating Costs for such period.

4.03.                                        Late Charge.  Tenant acknowledges that if it pays Rent late, Landlord shall incur unanticipated costs, which shall be extremely difficult to ascertain exactly.  Such costs include processing and accounting charges, and late charges which may be imposed on Landlord by any mortgage on the Property.  Accordingly, if Landlord does not receive any Rent payment within five (5) days following its due date, Tenant shall pay Landlord a late charge equal to five (5%) percent of the overdue amount.  The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of Tenant’s payment default.  Payment of the late charge shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.  No late charges under this Section 4.03 shall accrue until Landlord provides notice of such late payment to Tenant and five (5) days elapse from such notice without Tenant having made such payment; provided, however, that Landlord shall not be required to give such notice more than one time in any 12-month period.

4.04.                                        Interest.  Any late Rent (other than late charges pursuant to Section 4.03) shall bear interest from the date that is five (5) days after the date due until paid at the rate of 15% per annum except to the extent such interest would cause the total interest to be in excess of that legally permitted; provided, however, that (i) interest shall accrue from the date due if Tenant makes a late payment of Rent more than one time in any 12-month period and (ii) no interest shall accrue on Rent other than Base Rent and Tenant’s Pro Rata Share of Operating Costs until Tenant has received notice of such late payment.  Payment of interest shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.

4.05.                                        Audit.  Landlord shall keep books and records regarding Total Operating Costs.  All records shall be retained for at least three (3) years.  At the request of Tenant (“Tenant’s Audit Notice”) given within one hundred eighty (180) days after Landlord delivers Landlord’s statement of Total Operating Costs, Tenant (at Tenant’s expense) shall have the right to examine Landlord’s books and records applicable to Total Operating Costs for such fiscal year.  Such right to examine the records shall be exercisable: (i) upon reasonable advance notice to Landlord and at reasonable times during Landlord’s business hours and (ii) only during the 120-day period (the “Audit Period”) following Tenant’s Audit Notice.  In the event an audit of Landlord’s Total Operating Costs for such year, conducted by an independent certified public accountant retained by Tenant or an auditing firm approved by Landlord for such purpose, indicates that certain items were improperly included in Landlord’s Total Operating Costs.  Landlord disputes the results of said audit, then Tenant may request that the amount of Additional Rent for Total Operating Costs for the year in question be determined by an audit conducted by a certified public accountant reasonably selected by both parties, provided that if the parties are unable so to agree within ten (10) days after receipt of Tenant’s notice, then within twenty (20) days after Tenant’s notice is given, Tenant may submit the dispute for determination by an arbitration conducted by the Boston Office of the American Arbitration Association (“AAA”) in accordance with the AAA’s commercial real estate arbitration rules.  The arbitrator shall be selected by the AAA and shall be a certified public accountant with at least ten (10) years of experience in auditing commercial office buildings in the metropolitan Boston area.  If the Additional Rent due as finally determined for such fiscal year is less than the Additional Rent paid by Tenant, Landlord Shall either, at Tenant’s option, refund to Tenant the difference in one lump sum within 30 days after Tenant’s request or credit same against Rent next due from Tenant.  Tenant’s auditing firm shall be subject to the prior approval of Landlord, which approval may be granted or denied in Landlord’s reasonable discretion, and shall not be compensated on a contingent fee basis.  Any of the following accounting firms shall be deemed acceptable to Landlord if not compensated on a contingent fee basis:  Arthur Andersen, LLP; Ernst & Young, LLP; PricewaterhouseCoopers, LLP; KPMG Peat Marwick, LLP; and Deloitte & Touche, LLP.  Notwithstanding the foregoing, Tenant’s request to audit Landlord’s books and records shall not extend the time within which Tenant is obligated to pay the amounts shown on Landlord’s statement of Total Operating Costs, and Tenant may not make the request to audit Landlord’s books and records at any time Tenant is in default of such payments or otherwise in default beyond applicable notice and cure periods under the Lease.  In the event the audit determines that Tenant has been overcharged by 5% or more of the Additional Rent due with respect to Total Operating Costs, Landlord shall pay for the cost of said audit and/or the arbitration.  In all other cases, Tenant shall pay for the cost of said audit and/or the arbitration.

As a condition precedent to performing any such examination of Landlord’s books and records, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement in form reasonably acceptable to Landlord agreeing to keep confidential any information that they discover about Landlord or the Building or the Property in connection with such examination.  Without limiting the foregoing, such examiners shall also be required to agree that they will not represent any other tenant in the Building or the Property in connection with examinations of Landlord’s books and records for the Building unless said tenant(s) have retained said examiners prior to the date of the first examination of Landlord’s books and records conducted by Tenant pursuant to this Section 4.05.  Notwithstanding any prior approval of any examiners by Landlord, Landlord shall have the right to rescind such approval at any time if in Landlord’s reasonable judgment the examiners have breached any confidentiality undertaking to Landlord or cannot provide reasonably acceptable assurances and procedures to maintain confidentiality.

ARTICLE 5:   PROPERTY TAXES

5.01.                                        Real Property Taxes.  Tenant covenants and agrees to pay to Landlord as Additional Rent Tenant’s Pro Rata Share of the Real Property Taxes (hereafter defined) for the Property for each fiscal tax period, or ratable portion thereof, included in the Lease Term; provided, however, that Tenant shall have no obligation with respect to Real Property Taxes prior to the Rent Commencement Date except to the extent a Partial Rent Commencement Date occurs and then only with respect to the applicable portion of the Premises.  If Landlord receives a refund of any such Real Property Taxes, then, after deducting Landlord’s out-of-pocket costs and expenses incurred in obtaining the refund, Landlord shall pay Tenant Tenant’s Pro Rata Share of the net refund.  Upon Tenant’s request, Landlord shall furnish Tenant with copies of the applicable real estate tax bill.

Commencing on the Rent Commencement Date or Partial Rent Commencement Date(s), if applicable, Tenant shall make estimated payments on account of Real Property Taxes in monthly installments on the first day of each month, in amounts reasonably estimated from time to time by Landlord pursuant to Section 4.02(a) to provide for the full payment of Tenant’s obligation with respect to Real Property Taxes on the date such Taxes are due, and with a final payment adjustment between the parties within 30 days after Landlord provides Tenant a statement of Real Property Taxes for Landlord’s most recent tax year, which statement Landlord will endeavor to provide no later than ninety (90) days after the end of the fiscal tax year (and in any event shall provide within thirty (30) days after Tenant’s request therefor if Landlord has received such bill from the City of Cambridge).  This final payment adjustment provision shall survive the expiration or, earlier termination of this Lease.

5.02.                                        Definition of “Real Property Tax”.  “Real Property Tax” means taxes, assessments (special, betterment, or otherwise), levies, fees, rent taxes, excises, impositions and charges, including water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon or assessed against the Property or any Rent or other sums payable by any tenants or occupants of the Property.  Real Property Tax includes Landlord’s reasonable costs and expenses of contesting any Real Property Tax.  At such time, if any, as the Premises comprises at least fifty percent (50%) of rentable area located on the tax lot that includes the Property, Landlord shall, upon the written request of Tenant, commence a proceeding for abatement of Real Property Taxes, provided Landlord shall thereafter have the right to settle such proceeding for the benefit of tenants in its reasonable discretion.  The following shall be excluded from Real Property Taxes and shall be paid solely by Landlord:  inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based gross or net rentals or other income received by it, and assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees or other authorization fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting and signalization) necessary for the initial development or construction of the Building (other than increases in Real Property Taxes due solely to changes in the assessed valuation of the Property as a result of such development or construction).  If the Property is not a separate tax parcel, then real estate taxes shall be allocated between the Property and the balance of the tax parcel in a manner reasonably determined by Landlord.

If at any time during the Term the present system of real property taxation is changed so that a capital levy or other tax on the gross rents received by Landlord with respect to the Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy, or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents (“Substitute Taxes”), replaces all or part of the ad valorem tax (or increases in such tax), then the Substitute Taxes shall be a Real Property Tax.

5.03.                                        Personal Property Taxes.  Tenant shall pay directly all taxes charged against Tenant’s trade fixtures, furnishings, equipment, inventory, or other personal property.  Tenant shall use its best efforts to have personal property taxed separately from the Property.  Landlord shall notify Tenant if any of Tenant’s personal property is taxed with the Property, and Tenant shall pay such taxes to Landlord within thirty (30) days of such notice.

ARTICLE 6:   UTILITIES

6.01.                                        Utilities.  Tenant shall pay directly to the proper authorities charged with the collection thereof all charge for water, sewer, gas, electricity, telephone (singularly, “Utility Service” and collectively, “Utility Services”) and other utilities or services used or consumed on the Premises, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due.  It is understood and agreed that (i) Landlord shall be responsible for bringing each Utility Service to a common switching point(s) at the Building, which, in the case of electricity shall mean the switch gear and not the transformer (collectively, the “Utility Switching Points”) and separately metering such services at Landlord’s cost and expense; (ii) Tenant shall pay for any and all costs to connect such Utility Services from such Utility Switching Points to the Premises; (iii) Landlord shall be under no obligation to furnish any Utility Services to the Premises (beyond the foregoing responsibility to bring such Utility Services to the Utility Switching Points); and (iv) Landlord shall not be liable for any interruption or failure in the supply of any utilities to the Premises, except to the extent expressly set forth in this Section 6.01.

To the extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to contact for or purchase one or more Utility Services from any company or third party providing Utility Services (the “Utility Service Provider” or “Utility Service Providers”), which contracts or purchases, in Landlord’s reasonable opinion, are likely to result in a reduction in costs for Utility Services to the occupants of the Building.  Tenant, at no cost to Tenant, agrees to reasonably cooperate with Landlord and the Utility Service Providers and at all times and as reasonably necessary, and on reasonable advance notice, shall allow Landlord and the Utility Service Providers reasonable access to any utility lines, equipment, feeders, risers, fixtures, wiring and any other such machinery or personal property within the Premises and associated with the delivery of Utility Services.  Tenant may, but shall not be required to, purchase Utilities from the respective Utility Service Providers.

In the event that there shall be an interruption, curtailment or suspension of the elevator, electricity, HVAC service, or water supply in the manner required to be provided in this Lease or an interruption, curtailment or suspension of access to the Premises (which event is not subject to Article 12 and no reasonably equivalent alternative service or supply is provided by Landlord) that shall prevent Tenant from using, and Tenant does not actually so use, all or a portion of the Premises (a “Service Interruption”), and if (a) such Service Interruption shall continue for at least five (5) consecutive Business Days following receipt by Landlord of written notice from Tenant describing such Service Interruption (the “Service Interruption Notice”) and (b) such Service Interruption shall not have been caused, in whole or in part, by an act or omission in violation of this Lease by Tenant or negligence of Tenant, or of Tenant’s agents, servants, employees, contractors or visitors (a Service Interruption that satisfies both of the foregoing conditions being referred to hereinafter as a “Material Service Interruption”), then Tenant shall be entitled (x) to an equitable abatement of Base Rent and Tenant’s Pro Rata Share of Total Operating Costs, based on the nature and duration of the Material Service Interruption, the area of the Premises affected, and the then current Rent amounts, for the period that shall begin on the commencement of such Material Service Interruption and that shall end on the day such Material Service Interruption shall cease, and (y) if such Material Service Interruption shall continue for at least six (6) months following Landlord’s receipt of the Service Interruption Notice, to terminate this Lease.

ARTICLE 7:   INSURANCE

7.01.                                        Coverage.  Tenant shall maintain during the Term insurance for the benefit of Tenant and Landlord (as their interests may appear) from insurers rated at least A-/VII by A.M. Best, with terms and coverages reasonably satisfactory to Landlord and with such increases in limits (a) as Landlord may from time to time reasonably request provided such coverages and increases are consistent with those required under other leases, if any, between Landlord and Landlord’s affiliates and tenants engaged in the Permitted Uses at the Property or at other properties owned or leased by Landlord and its affiliates or (b) as required under the Ground Lease provided, however, that Landlord shall not agree to an amendment of the Ground Lease increasing such requirements unless the conditions set forth in (a) have been satisfied.  Initially, Tenant shall maintain the following:

(i)                  Commercial general liability insurance naming Landlord, Ground Landlord, Landlord’s management, leasing and development agents and Landlord’s mortgagee(s) from time to time as additional insureds, with coverage for premises/operations, personal injury, and contractual liability with combined single limits of liability of not less than $5,000,000 for bodily injury and property damage per occurrence.

(ii)               Property insurance covering property damage and business interruption.  Covered property shall include all tenant improvements in the Premises that Landlord has approved on the condition that such improvements are removed by Tenant at the expiration or earlier termination of this Lease, office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Property.  Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, flood and earthquake, for the full replacement cost value of the covered items and in amounts that meet any co-insurance clause of the policies of insurance, with a deductible amount not to exceed $5,000.

(iii)            Workers’ compensation insurance with statutory benefits and employers’ liability insurance in the following amounts: each accident, $500,000; disease (policy limit), $500,000; disease (each employee), $500,000.

Prior to the Lease Commencement Date and on each anniversary of that date (or on the policy renewal date).  Tenant shall give Landlord certificate(s) evidencing such coverage and stating that it may not be changed or canceled without at least thirty (30) days’ prior written notice to Landlord and Tenant.  Insurance maintained by Tenant shall be deemed to be primary insurance, and any insurance maintained by Landlord shall be deemed secondary to it.

Landlord acknowledges that Tenant may, at some point during the Term of this Lease after the Lease Commencement Date, desire to establish a program of self-insurance.  Provided that Tenant provides evidence to Landlord that Tenant’s financial condition and program of self-insurance are satisfactory to Landlord as determined in Landlord’s sole and absolute discretion.  Tenant may elect to self-insure Tenant’s property and the parties shall enter into a mutually satisfactory amendment to this Lease to address the terms of such self-insurance.

7.02.                                        Avoid Action Increasing Rates.  Tenant shall comply with Sections 9.01, 9.02, 9.03, and 9.04 and shall not, directly or indirectly, use the Premises in any way which is legally prohibited or dangerous to people or property or which may jeopardize or increase the cost of any insurance coverage or require additional insurance.  Tenant shall cure any breach of this Section 7.02 within ten (10) days after notice from Landlord by (i) stopping any use that jeopardizes any insurance coverage or increases its cost or (ii) paying the increased cost of insurance.  Tenant shall have no further notice or cure right under Article 14 for any such breach.  Tenant shall reimburse Landlord for all of Landlord’s costs incurred in providing any insurance that is attributable to any special endorsement or increase in premium resulting from the particular business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom, including without limitation, any risks or hazards associated with the generation, storage and disposal of so-called biohazards or medical waste.  Notwithstanding the foregoing, Tenant’s use of the Premises for the Permitted Uses, generally (as opposed to Tenant’s particular use) in compliance with the terms and conditions of this Lease shall not be deemed legally prohibited or dangerous to people or property for the purposes of this Section 7.02.

7.03.                                        Waiver of Subrogation.  Landlord and Tenant each waive any and every claim for recovery from the other for any and all loss of or damage to the Property or any part of it, or to any of its contents to the extent such loss or damage is covered by valid and collectible property insurance.  Landlord waives any and every such claim against Tenant which would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies.  Tenant waives any and every such claim against Landlord which would have been covered had the insurance policies required to be maintained by Tenant under this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies.  This mutual waiver precludes the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), and Landlord and Tenant each agree to give written notice of this waiver to each insurance company which has issued or shall issue any property insurance policy to it, and to have the policy properly endorsed, if necessary, to prevent invalidation of the insurance coverage because of this waiver.

7.04.                                        Landlord’s Insurance.  Landlord shall purchase and maintain during the Term with insurance companies rated at least A-/VII by A.M. Best the following insurance: (i) commercial general liability insurance for incidents occurring in the Common Areas, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability with combined single limits of liability of not less than $5,000,000 for bodily injury and property damage per occurrence; and (ii) property insurance covering property damage to the Building, including the Finish Work, and loss of rental income, on an “all risk” of physical loss or damage basis, for full replacement cost value of the Building, with co-insurance waived by inclusion of an agreed amount endorsement as well as insurance against breakdown of boilers and other machinery as customarily insured against, and upon written request of Tenant, Landlord shall furnish Tenant with certificates of insurance evidencing said insurance.  As set forth in Section 4.02(a), a portion of the cost thereof shall be borne by tenant.

ARTICLE 8:   COMMON AREAS

8.01.                                        Common Areas.  “Common Areas” means all areas within the Property available for the common use of tenants of the Property and not leased or held for the exclusive use of Tenant or other tenants, including lobbies, common parking areas, common loading docks, driveways, sidewalks, access roads, and landscaping and planted areas located exclusively on the Property.  The initial Common Areas (“Initial Common Areas”) are substantially as shown on Exhibit M of this Lease.  Landlord, from time to time, may change the size, location, nature and use of any of the Common Areas or the Building itself, convert Common Areas into leasable areas, construct parking facilities (including parking structures) in the Common Areas, and increase or decrease Common Area land or facilities.  Tenant acknowledges that such activities may result in inconvenience to Tenant.  All such activities and changes are permitted as Landlord may determine; however.  Landlord shall not materially and adversely affect Tenant’s use of the Premises in the course of conducting such activities or changes.

8.02.                                        Use of Common Areas.  Tenant shall use the Common Areas for the purposes intended, subject to such reasonable rules and regulations of general applicability (“Rules and Regulations”) as Landlord may establish or modify from time to time and as initially set forth in Exhibit E, as amended by the letter from Landlord dated June 7, 2006.  Tenant shall abide by the Rules and Regulations and shall use its best efforts to cause others who use the Common Areas with Tenant’s express or implied permission to abide by the Rules and Regulations.  At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to maintain or improve the Property provided that Landlord shall use reasonable efforts to minimize any interference with Tenant’s use and occupancy of the Premises for the Permitted Uses and shall not materially and adversely affect Tenant’s use and occupancy of the Premises for the Permitted Uses for any prolonged period.  Tenant shall not interfere with the rights of Landlord, other tenants, or any other person entitled to use the Common Areas.

8.03.                                        Vehicle Parking.  Landlord shall provide Tenant with twenty three (23) parking spaces.  The parking spaces will be located in the parking garage located at 301 Binney Street.  Use of the parking spaces shall be on a non-reserved basis.  If any other tenants in the Building are granted reserved spaces in the parking garage, Landlord agrees that the Tenant’s non-reserved spaces shall be located within the parking garage at least as favorably for parking and access to the entrance areas of the Building as such reserved spaces on a proportionate basis (i.e. if another tenant receives 10 reserved spaces in a more favorable location out of an allotment of 50 spaces, Tenant will be provided with an equally favorable location for unreserved spaces in a similar proportion); provided, however, that the provisions of this sentence shall not apply to (i) parking for the residential parking areas serving the property known as 157 6th Street, (ii) up to five reserved parking spaces for the benefit of other tenants in the Building, (iii) any spaces required to be used for dedicated purposes pursuant to the terms of the PTDM Agreement (such as zip car spaces or car pooling spaces), and (iv) handicapped spaces or other spaces required by law.  Tenant shall pay for such parking passes to such spaces (whether or not so used) at Landlord’s then current prevailing monthly rate for parking spaces.  The prevailing monthly rate for parking spaces shall be subject to change from time to time, provided that any such increases are commercially reasonable as determined by the market rate for comparable parking spaces in the Kendall Square area of the City of Cambridge. Tenant shall abide by all reasonable rules and regulations applicable to the parking spaces provided by Landlord pursuant to this Section 8.03, Tenant shall pay Landlord any amounts due with respect to such parking spaces as Additional Rent.

Tenant, at its sole cost and expense, shall comply with the applicable terms and conditions set forth in that certain [illegible], which PTDM Agreement previously has been provided to Tenant.  Furthermore, Tenant shall reasonably cooperate with Landlord as reasonably required for Landlord to fulfill its obligations under the PTDM Agreement.  Notwithstanding the foregoing, if, after the six-month review required under the PTDM Agreement, Landlord is required to incur additional (a) costs for capital improvements (e.g., street or sidewalk improvements) or (b) costs not typical in the City of Cambridge as mitigation for the Permitted Uses, then Tenant shall not be responsible for such costs under this paragraph or as Operating Expenses.

8.04.                                        Operating Expenses.  [Illegible] operation, maintenance and repair of the Building and Property and of the heating, ventilation and air conditioning (“HVAC”), plumbing, electrical, utility and safety systems for the Common Areas and Building, including without limitation: compliance with Landlord’s obligations under Section 10.03(c) of this Lease; gardening and landscaping; snow removal; utility, water and sewage services; maintenance of signs (other than tenants’ signs); supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons at or below the level of site or building manager to the extent engaged in the operation, maintenance, security, cleaning and repair of the Premises, including Social Security, old age and unemployment taxes and so-called “fringe benefits”; services furnished to tenants of the Building at Landlord’s expense and maintenance and repair of and services provided to or on behalf of the Building performed by Landlord’s employees or by other persons undo contract with Landlord; utilities consumed and expenses incurred in the operation, maintenance and repair of the Building including, without limitation, oil, gas, electricity (other than electricity to tenants in their demised promises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant), water, sewer and snow removal; costs incurred by Landlord to comply with the terms and conditions of the PTDM Agreement excqit to the extent excluded pursuant to Section 8.03; workers’ compensation insurance and property and liability insurance; personal property taxes; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas or Building; fees for required licenses and permits; routine maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; maintenance and repair of loading docks, parking areas and paving (including sweeping, striping, repairing, resurfacing, and repaving); general maintenance and repair, painting; lighting; cleaning; refuse removal; security and similar items; reserves for roof replacement, exterior painting and other appropriate reserves; and property management fees.  Landlord may use third parties or affiliates to perform any of these services, and the cost thereof to the extent the same does not exceed the market costs of such services rendered by unaffiliated third parties shall be included in Operating Expenses.  Landlord shall make a reasonable allocation of the cost of any Operating Expenses incurred jointly for the Property and any other property.  In addition, if Landlord from time to time repairs or replaces any existing improvements or equipment to the Building (including without limitation energy conservation improvements or other improvements), then the cost of such items that are treated as capital expenses pursuant to generally accepted accounting principles shall be amortized over their reasonable life, together with an actual or imputed interest rate (at the level then being charged by institutional first mortgagees for new permanent first mortgage loans on buildings in the area which are similar to the Building) and included in Operating Expenses.

[Illegible] the cost of repairs or other work incurred by reason of fire, windstorm or other casualty to the extent Landlord is reimbursed for such costs by insurance or would have been reimbursed if Landlord maintained insurance in the manner required by this Lease, except for reasonable deductibles paid under insurance policies maintained by Landlord; costs associated with the operation of the business of Landlord and/or the sale and/or financing of the Building, as distinguished from the cost of Building operations, maintenance and repair; costs of disputes between Landlord and its employees, tenants or contractors; any ground or underlying lease rental; bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Property; costs of any new improvements or equipment added to the Building (including without limitation energy conservation improvements or other improvements) that under generally accepted accounting principles are properly classified as capital expenditures except to the extent such items (a) will, in Landlord’s reasonable estimate, result in a reduction in Operating Expenses (in which case Landlord shall only include each year in Operating Expenses the amount of Landlord’s reasonable estimate of such annual reduction in Operating Expenses, but may recover the aggregate of such anticipated annual savings over the course of 12 months in equal installments, rather than over the useful life of such capital item) or (b) are required by changes in law occurring after the Delivery Date; provided, however, if Landlord leases any items of new capital equipment, then the rentals and other costs paid pursuant to such leasing shall be included in

Operating Expenses for the expense year in which they were incurred; costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed by third parties; depreciation, interest payments, and amortization, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payment would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or tenants; marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged for directly; costs incurred by Landlord due to the violation by Landlord or any tenant of terms and conditions of any lease of space in the Building; management fees paid or charged by Landlord in connection with the management of the Building to the extent such management fee is in excess of the management fee customarily paid or charged by landlords of comparable buildings in the vicinity of the Building; salaries and other benefits paid to the employees of Landlord to the extent customarily included in or covered by a management fee, provided that in no event shall Operating Expenses include salaries and/or benefits attributable to personnel above the level of site or building manager, rent for any office space occupied by Building management personnel to the extent the size of such space exceeds 750 rentable square feet or the rental rate for such office space exceeds the fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building; amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; Landlord’s general corporate overhead and general and administrative expenses; services provided, taxes attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages or parking facilities; costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes in effect prior to the Delivery Date; all assessments and premiums that are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; costs arising from latent defects in the Base Building Work or Finish Work or repair thereof; costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgage (except as the actions of Tenant may be in issue); costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building; costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; costs arising from the gross negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contracted or providers of materials or services; and costs for sculpture, paintings, or other objects of art exceeding those costs which are reasonably and customarily incurred by landlords of similar buildings in the same geographic area of the Building.  Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses in accordance with Section 4.02.

ARTICLE 9:   USE OF PREMISES

9.01.                                        Permitted Uses.  Tenant may use the Premises only for the Permitted Uses described in Section 1.11.  Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements.

9.02.                                        Indemnification.  Tenant shall assume exclusive control of all areas of the Premises, including all improvements, utilities, equipment, and facilities therein.  Tenant is responsible for the Premises and any Tenant’s improvements, equipment, facilities and installations, wherever located on the Property and all liabilities, including without limitation tort liabilities incident thereto.  Tenant shall indemnify, save harmless and defend Landlord, Ground Landlord, each of their respective members, managers, offices, mortgagees, agents, employees, independent contractors, invitees and other persons acting under them (collectively, the “Indemnitees”) from and against all liability, claim or cost (including reasonable attorneys’ fees) arising in whole or in part out of (i) any injury, loss, theft or damage (except to the extent due to the negligence or willful misconduct of the Indemnitees and their respective agents, contractors or employees)  to any person or property while on or about the Premises or the Property; (ii) any condition within the Premises or the Property, except for conditions existing prior to the Delivery Date (or, to the extent applicable, the Partial Rent Commencement Date); (iii) the use of the Premises or the Property by; or (iv) any act or omission of, Tenant or persons claiming by, through or under Tenant, or any of its agents, employees, independent contractors, suppliers or invitees.  Notwithstanding anything in the foregoing to the contrary, Tenant shall not be liable for claims under clause (i) with respect to the areas shown on Exhibit B-3 to the extent caused by persons other than Tenant, its agents, employees, independent contractors, suppliers or invitees so long as such areas are not separately demised or otherwise restricted to Tenant’s access.

Subject in any and all events to Section 7.03 of this Lease and subject to the limitations of Section 10.02(b) of this Lease, Landlord shall indemnify, save harmless and defend Tenant, its shareholders, directors, officers, members, managers, officers, mortgagees, agents, employees independent contractors, invitees and other persons acting under Tenant from and against all liability, claim or cost (including reasonable attorneys’ fees) for injury to persons or property on the Premises or Property arising in whole or in part out of any negligent act or omission on the part of Landlord or any of its agents, contractors, customers, servants, or employees during the Term of this Lease.  The provisions of this Section 9.02 shall survive the expiration or earlier termination of this Lease.

9.03.                                        Compliance With Legal Requirements.  Tenant shall not cause or permit the Premises or the Property to be used in any way that violates any law, code, ordinance, restrictive covenant, encumbrance, governmental regulation, ordinance, permit, approval or any provision of the Lease and Ground Lease (each a “Legal Requirement”) or constitutes a nuisance or waste.  Notwithstanding anything to the contrary, Section 5 of the Rules and Regulations attached to this Lease as Exhibit E shall not be deemed to prohibit anything not prohibited by this Section 9.03 or to expand or limit Tenant’s obligations set forth in this Section 9.03.  Tenant shall obtain and pay for all permits and shall promptly take all actions necessary to comply with all Legal Requirements, including the Occupational Safety and Health Act, regulating Tenant’s specific use of the Premises or the Property (as opposed to the Permitted Uses, generally).  Tenant shall maintain in full force and effect all certifications or permissions to provide its services required by any authority having jurisdiction to authorize, franchise or regulate such services.  Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits directly relating or incident to: the conduct of its specific activities on the Premises (as opposed to general use of the Premises for the Permitted Uses); its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste.  Tenant shall promptly give notice to Landlord of any warnings or violations relative to the above received from any federal, state, or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations.  Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation of appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expense arising in connection with such violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant shall certify to Landlord’s satisfaction that Tenant’s decision to delay such cure shall not result in any actual or threatened bodily injury or property damage to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity.

Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like (i) requiring structural repairs or modifications or (ii) repairs or modifications to the utility or Building service equipment or (iii) installation of new Building service equipment, such as fire detection or suppression equipment unless with respect to any of the aforementioned (i), (ii), or (iii), such repairs, modifications, or installations shall (a) be due to Tenant’s particular use of the Premises (as opposed to the Permitted Use, generally), (b) be due to the negligence or willful misconduct of Tenant or any person claiming by or through Tenant, or any of their agents, employees, or contractors, or (c) be due to any alterations or additions made to the Premises by Tenant or any person claiming by or through Tenant from time to time during the Term of the Lease.

Landlord shall deliver the Premises to Tenant in compliance with all Legal Requirements applicable to the Premises in effect as of the Delivery Date.  Moreover, Landlord covenants to Tenant that, as of the Delivery Date, the Premises shall be in compliance with the City of Cambridge zoning laws and state and local building laws, ordinances and regulations, and that the Permitted Uses shall be an allowed use at the Premises under the City of Cambridge zoning laws.  Landlord further covenants to Tenant that (x) if required for obtaining and maintaining a certificate of occupancy for and legal occupancy of the Premises, Landlord shall diligently prosecute and complete the construction of at least twenty (20) units of affordable housing at the Project (as defined in Section 17.19) and (y) Landlord shall not obtain, nor shall it permit any other tenant or occupant of the Building to obtain, a certificate of occupancy (other than a general certificate of occupancy for the Base Building) prior to the date on which the certificate of occupancy for the Premises is issued.

Landlord shall be responsible for the compliance of the Common Areas, Common Facilities and elements of the Building and Property under its exclusive control with all Legal Requirements except to the extent compliance is required due to Tenant’s particular use of the Premises, as opposed to the Permitted Uses generally.

9.04.                                        Environmental Substances.  “Environmental Law(s)” means all statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders of federal, state and local public authorities pertaining to any of the Environmental Substances or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any hazardous or toxic substances, wastes or materials, any pollutants or contaminants which are included under or regulated by any municipal, county, state or federal statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations or orders, including, without limitation, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean WaterAct, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Solid Waste Disposal Act, 42 U.S.0 § 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980,42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (signed into law October 17, 1986); M.G.L c.21C; and oil and hazardous materials as defined in M.G.L. c.21E, as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Environmental Substances, including but not limited to those relating to lead paint, radon gas, asbestos, storage and disposal of oil and hazardous wastes, substances and materials, and underground and above-ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing.

“Environmental Substances” means, but shall not be limited to, any hazardous substances, hazardous waste, environmental substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including without limitation any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials which are mentioned under or regulated by any Environmental Law; and the regulations adopted under these acts, and including any other products or materials subsequently found by an authority of competent jurisdiction to have adverse effects on the environment or the health and safety of persons.

Tenant shall not cause or permit any Environmental Substances to be generated, produced, brought upon, used, stored, treated or disposed of in or about or on the Building by Tenant, its agents, employees, contractors, subtenants or invitees without (i) Landlord’s prior written consent (except that Landlord’s prior written consent shall not be required for infectious biological micro-organisms used in the Premises subject to and in compliance with the conditions of Biosafety Level 1 or 2, as established by the Office of Health and Safety and as further described in the OHS publication Biosafety in Microbiological and Biomedical Laboratories (BMBL) (4th Edition) and customary amounts of Environmental Substances customarily used in connection with laboratory work with such micro-organisms, if such materials are reasonably related to the conduct of Tenant’s business in the Premises), and (ii) complying with all applicable Environmental Laws and Legal Requirements pertaining to the transportation, storage, use or disposal of such Environmental Substances, including obtaining proper permits.  Landlord may take into account any factors or facts that Landlord reasonably believes relevant in determining whether to grant its consent.  Landlord consents to Tenant’s use of the Environmental Substances listed in Exhibit F.  From time to time at Landlord’s request, Tenant shall execute affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence or absence of Environmental Substances on the Premises or the Property.  Furthermore, on a quarterly basis beginning on the Delivery Date or more often if reasonably required by Landlord’s mortgagee(s), Tenant shall provide Landlord with a list detailing the types and amounts of all Environmental Substances being generated, produced, brought upon, used, stored, treated or disposed of by or on behalf of Tenant in or about or on the Premises, Building or Property and, upon Landlord’s request, copies of any manifests or other federal, state or municipal filings by Tenant with respect to such Environmental Substances.  Tenant agrees to pay the cost of any environmental inspection or assessment requested by any lender that holds a security interest in the Property or this Lease, or by any insurance carrier, to the extent that such inspection or assessment pertains to any release, threat of release, contamination, claim of contamination, loss or damage or determination of condition (together, “Environmental Incidents”) in the Premises other than Environmental Incidents arising prior to the date Tenant occupies the Premises for the conduct of its business or migrating to the Premises from some other part of the Building through no fault, act or omission of Tenant.

If Tenant’s transportation, storage, use or disposal of Environmental Substances on the Property results in the contamination of the soil or surface or ground water or loss or damage to person(s) or property, Tenant agrees to: (a) notify Landlord immediately of any release, threat of release, contamination, claim of contamination, loss or damage; (b) after consultation with Landlord, clean up the release, threat of release, or contamination in full compliance with all applicable statutes, regulations and standards and (c) indemnify, defend and hold Landlord, Ground Landlord, and the Indemnitees harmless from and against any claims, suits, causes of action, costs and fees, including attorneys’ fees and costs, arising from or connected with any such release, threat of release, contamination, claim of contamination, loss or damage.  In the event of such contamination, Tenant agrees to cooperate fully with Landlord and provide such documents, affidavits and information as may be requested by Landlord (1) to comply with any Environmental Law or Legal Requirement, (2) to comply with the reasonable request of any lender, purchaser or tenant, and/or (3) for any other reasonable reason deemed necessary by Landlord.  Tenant shall notify Landlord promptly in the event of any spill or other release of any Environmental Substance at, in, on, under or about the Premises which is required to be reported to a governmental authority under any Environmental Law or Legal Requirement, shall promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any Environmental Law or Legal Requirement and shall promptly pay when due any fine or assessment against Landlord, Tenant, or the Premises relating to any violation during the Term of any Environmental Law or Legal Requirement by Tenant, its employees, agents, independent contractors, or invitees or with respect to the Premises or Property.  If any governmental authority files a lien against the Premises due to any act or omission, intentional or unintentional, of Tenant, its agents, employees, or invitees, or for which Tenant is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or, dumping of any Environmental Substance, Tenant shall, within thirty (30) days from the date that Tenant is first given notice of such lien (or within such shorter period of time as may be specified by Landlord if such governmental authority takes steps to cause the Premises to be sold pursuant to such lien) either (A) pay the claim and remove the lien or (B) furnish a cash deposit, bond or such other security as is satisfactory in all respects to Landlord and sufficient to discharge the lien completely.

At Landlord’s election, Landlord may inspect the Premises and/or file Property for Environmental Substances at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease.

Landlord shall indemnify, defend and hold Tenant harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, reasonable attorneys fees, consultants’ fees, laboratory fees and clean up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to (i) the presence of any Hazardous Materials on the Property or the Premises arising from the action or negligence of Landlord, its officers, employees, contractor, agents and invitees, or arising out of the generation, storage, treatment, handling, transportation, disposal or release by Landlord of any Hazardous Materials at or near the Premises or the Premises, and (ii) any violation(s) by the party against whom indemnity is sought of any applicable law regarding Hazardous Materials.

The provisions of this Section 9.04 shall survive the expiration or earlier termination of this Lease.

9.05.                                        Signs and Auctions.  Landlord at Landlord’s cost shall install Tenant’s suite number at the main entry to the Premises and up to three identification strips on the Building directory for Tenant and its affiliates and permitted Transferees.  Tenant shall not place any other signs on the Building or Property or, if visible from the exterior of the Building, the Premises, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion.  Tenant shall not conduct or permit any auctions or sheriffs sales at the Property.  Notwithstanding the foregoing.  Tenant may, at Tenant’s cost, install a sign identifying Tenant on the entry door to the Premises provided said sign conforms to Landlord’s Building standard signage.

In the event Landlord decides to allow tenant signage on the exterior of the Building, then subject to applicable law and conformance with Landlord’s signage specifications, Tenant shall have the right at Tenant’s expense to install signage on the exterior of the Building in a location reasonably designated by Landlord (the “Building Signage”) such that the ratio of the area of Tenant’s signage to the total signage area is equal to Tenant’s Pro Rata Share.  Tenant shall be responsible for all costs associated with said Building Signage including, but not limited to, all costs in obtaining any and all permits and governmental approvals, all costs associated with the installation, maintenance, repair, and removal of the Building Signage at the expiration or earlier termination of the Lease Term, and all costs associated with any restoration of the Building necessitated by the removal of said Building Signage.

9.06.                                        Landlord’s Access.  Landlord or its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors or tenants or other parties; to inspect and conduct tests in order to monitor Tenant’s compliance with Legal Requirements governing Environmental Substances; for purposes described in Sections 2.01, 9.04 and/or 10.04(b) or for any other purpose Landlord reasonably deems necessary.  Landlord shall give Tenant reasonable prior notice (which may be oral) of such entry and shall not enter Tenant’s technical areas (if Tenant has previously notified Landlord in writing of the location and extent of such technical areas) unless accompanied by Tenant’s representative (whom Tenant shall promptly provide).  However, in case of emergency, Landlord may enter any part of the Premises without prior notice or Tenant’s representative and shall make reasonable efforts to notify Tenant.

ARTICLE 10:   CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY

10.01.                                 Existing Conditions.  [Illegible] that with respect to recorded matters put into effect after the date of this Lease, this Lease shall be subject to those recorded matters provided they do not materially and adversely affect Tenant’s use and occupancy of the Premises for the Permitted Uses.  Tenant acknowledges that except for any express representations in this Lease, neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use Tenant represents and warrants that Tenant has made its own inspection and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any Broker.

10.02.                                 Exemption and Limitation of Landlord’s Liability.

10.02(a)  Exemption of Landlord from Liability.  Tenant shall insure its personal property under an all risk full replacement cost property insurance policy.  Landlord shall not be liable for any damage or injury to the person, property or business (including loss of revenue, profits or data) of Tenant, Tenant’s employees, agents, contractors, or invitees, or any other person on or about the Property; provided, however, that this section 10.02(a) shall not exempt Landlord from liability for Landord’s gross negligence or willful misconduct.  This exemption shall apply whether such damage or injury is caused by (among other things): (i) fire, steam electricity, water, gas, sewage, sewer gas or odors, snow, ice, frost or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, faucets, sprinklers, wires, appliances, plumbing, windows, air conditioning or lighting fixtures or any other cause; (iii) any other casualty or any Taking; (iv) theft; (v) conditions in or about Property or from other sources or places: or (vi) any act or omission of any other tenant.  Landlord shall not be liable for any such damage or injury even if its cause or the means of repairing it is not accessible to Tenant.

10.02(b)  Limitation on Landlord’s Liability.  Upon the transfer of Landlord’s interest in this Lease, such transferor shall be relieved of all liability for the performance of any obligations on the part of the Landlord contained in this Lease provided that any successor landlord assumes all of the obligations of Landlord under this Lease.  The obligations of Landlord shall be binding upon the portion of the Property including the Building and insurance, condemnation, and any sale proceeds therefrom (the “Proceeds”), but not upon other assets of Landlord (including without limitation the property and any improvements thereon known as 301 Binney Street).  No individual member, manager, officer, employee, partner, trustee, director, stockholder, or beneficiary of Landlord shall be personally liable under this Lease, and Tenant shall look solely to Landlord’s interest in the Property and Proceeds in pursuit of its remedies, and the general assets of Landlord or any such individual shall not be subject to sever, execution or other enforcement procedure to satisfy Tenant’s remedies.  In no event shall Landlord or its successors ever be liable for (i) any consequential, indirect, incidental, special, reliance, exemplary or punitive damages or (ii) any loss of revenue, profits or data.  In no event shall Tenant ever be liable for any consequential, indirect, incidental, special, reliance, exemplary or punitive damages, except as specifically set forth in this Lease including, but not limited to, Section 3.02.

10.03.                                 Landlord’s Obligations.

10.03(a)  Base Building Work.  Tenant acknowledges that Landlord is in the process of making mechanical system improvements to the Building in substantial accordance with the plans and specifications described in Exhibit I (the “Base Building Work”).

10.03(b)  Finish Work.

(i)                                          Finish Work Construction Documents.  Landlord shall construct, at its sole cost and expense (except as expressly set forth herein) certain tenant improvements necessary for Tenant’s occupation of the Premises as further set forth on Exhibit J attached (the “Finish Work”).  Landlord shall prepare at its expense final plans and specifications and construction documents (together, the “Finish Work Construction Documents”) for the Finish Work, (which approval shall not be unreasonably withheld or delayed).  Tenant shall have no right to object to any element of the Finish Work Construction Documents shown on Exhibit J.  Tenant shall cooperate with Landlord as reasonably necessary to allow Landlord to complete the Finish Work Construction Documents.

Tenant understands that time is of the essence to Landlord in causing the Delivery Date to occur as early as possible, and will cooperate with Landlord to achieve the earliest possible Delivery Date.  If Tenant shall fail to act in a timely fashion as required hereunder on any construction-related question or matter, then Tenant’s failure shall constitute a Tenant Delay

(as defined below).  The Delivery Date shall be deemed to have occurred earlier than the actual date thereof by the number of days by which Tenant’s failure to timely approve or take other action actually results in a delay of Landlord’s Substantial Completion of the Base Building Work and/or Finish Work.

(ii)   Finish Work Change Orders.  Tenant may, from time to time, by written order to Landlord on a form reasonably specified by Landlord if Landlord so chooses (“Finish Work Change Order”), request a change in the Finish Work shown on the Finish Work Construction Documents.  Landlord may delete from any Finish Work Change Order, and need not cause to be performed any items or aspects of Finish Work that in Landlord’s reasonable judgment (i) would materially delay the Base Building Work, (ii) would materially increase the cost of operating the Building or increase the cost of operating the Building or increase the cost of performing the Base Building Work, (iii) are incompatible with the design, quality, equipment or systems of the Building, (iv) would require unusual expense to readapt the Premises to general purpose office and laboratory use or (v) otherwise do not comply with the provisions of this Lease.  By its execution of the Lease, and submission of any Finish Work Change Orders, Tenant will be deemed to have approved and shall be legally responsible for, such Finish Work Change Orders.

Notwithstanding the foregoing, Landlord shall pay all costs (including both so-called hard and soft costs) for performing the work in accordance with Finish Work Change Orders numbered 1, 3, 6, 9, 10, 12, 13, 15-18, and 29-36, as referenced in Exhibit A, attached to the First Amendment hereto, all of which Landlord hereby approves and acknowledges shall be deemed part of the Finish Work to be performed by Landlord, and Tenant shall not be required to reimburse Landlord for any such costs.  Landlord further acknowledges (i) that none of the Finish Work Change Orders listed on such Exhibit A and any work arising under such Finish Work Change Orders shall constitute a Tenant Delay, as defined in Section 10.03(b)(vi) of this Lease, and (ii) that as of the date of the First Amendment, Landlord has not given notice to Tenant of any Tenant Delays under said Section 10.03(b)(vi) of this Lease and, to the best of Landlord’s knowledge after due inquiry, there are not any events that have occurred that, with the giving of notice and passage of time, could constitute a Tenant Delay.  In consideration for the agreement set forth in the preceding sentence, Tenant shall, on the earlier of the Delivery Date or, the date that Tenant first takes occupancy of all or any portion of the Premises for the conduct of its business, pay to Landlord the sum of $100,000 as Additional Rent in immediately available U.S. funds at Landlord’s address or at such other place as Landlord may designate in writing.

(iii)            Performance of Finish Work by Landlord.  Landlord is authorized to proceed with the Finish Work shown on the Finish Work Construction Documents.

(iv)                                   Punchlist.  On a date reasonably specified by Landlord after Substantial Completion of the Base Building Work and the Finish Work (or delivery of a portion of the Premises if Tenant takes partial occupancy, with respect to such portion), Landlord and Tenant shall inspect the Building and the Premises (or portion of the Premises) for the purpose of preparing a mutually satisfactory list of the punchlist type items then remaining to be completed (the “Final Punchlist”).  Landlord shall submit the Final Punchlist to Tenant.  Items shall not be added to the Final Punchlist by Tenant after it is delivered to Landlord.  If the Final Punchlist is not timely delivered by Tenant, that the Finish Work (or portion of the Finish Work so inspected)

shall be deemed final and complete (except for matters shown on the version prepared by Landlord and except for latent defects), and Landlord shall have no further obligation to cause any other Finish Work with respect to such portion (except for punchlist work shown on Landlord’s punchlist and correction of latent defects) to be completed.  With respect to items on the Final Punchlist not in dispute, Landlord shall cause such items to be completed in a diligent manner and, in any event, within thirty (30) days (which time period shall be extended for items which cannot reasonably be completed within thirty (30) days) during regular business hours, but in a manner that will seek to minimize interruption of Tenant’s use and occupancy.  With respect to any disputed Final Punchlist items, Landlord and Tenant shall submit such dispute to Landlord’s architect for resolution.

Except for latent defects and uncompleted items of Finish Work and/or Base Building Work specified in one or more Final Punchlists, Tenant shall be deemed to have accepted all elements of Finish Work (or portion thereof if Tenant takes partial occupancy) and Base Building Work on the Delivery Date or applicable Partial Rent Commencement Date.  In the case of a dispute concerning the completion of items of Finish Work and/or Base Building Work specified in one or more Final Punchlists, such items shall be deemed completed and accepted by Tenant upon the delivery to Tenant of a certificate of Landlord’s architect that such items have been completed.  In the case of latent defects in Finish Work and/or Base Building Work appearing after the Delivery Date, Tenant shall be deemed to have waived any claim for correction or cure thereof on the date nine (9) months following the Delivery Date or applicable Partial Rent Commencement Date if Tenant has not then given notice of such defect to Landlord.  With respect to items as to which Tenant his given adequate and timely notice hereunder, Landlord shall exercise reasonable efforts to cause Landlord’s contractor so to remedy, repair or replace any incomplete, defective or malfunctioning aspects of Finish Work or Base Building Work that materially affect Tenant’s occupancy of the Premises, such action to occur as soon as practicable during normal working hours and so as to avoid any unreasonable interruption of Tenant’s use of the Premises.  If timely and adequate notice has been given and if Landlord has other guarantees, contract rights, or other claims against contractors, materialmen or architects Landlord shall, with regard to any incomplete, defective or malfunctioning aspects of Finish Work or Base Building Work, exercise reasonable efforts to enforce such guarantees or contract rights.  The foregoing shall constitute Landlord’s entire obligation with respect to all incomplete, defective or malfunctioning aspects of Finish Work.  Notwithstanding the foregoing, Tenant’s rights with respect to latent defects in the Base Building Work and uncompleted items of Base Building Work shall only extend to those elements of Base Building Work that, if left uncompleted or unrepaired, would have a material adverse effect on Tenant’s use of the Premises.

(v)                                      Authorized Representatives.  “Tenant’s Authorized Representative” shall mean Kevin Robinson.  Tenant’s Authorized Representative shall have full power and authority to act on behalf of Tenant on any matters relating to Finish Work.  “Landlord’s Authorized Representative” with respect to Finish Work and Base Building Work shall mean [illegible].

(vi)                                   Tenant Delays.  A delay in the commencement or performance of Finish Work as a result of any of the following is referred to herein as a “Tenant Delay”):

(A)                              a failure timely to approve a substitute for any materials, equipment, designs, processes, or products shown on the Finish Work Construction Documents that are not readily available to Landlord’s contractor to acquire in a timely manner and incorporate into the Finish Work in the ordinary course without delay, provided such substitute is of substantially equal of greater quality and utility,

(B)                                any Finish Work Change Order causing a delay,

(C)                                any failure of Tenant to act in a timely manner as required hereunder on any construction-related question or matter,

(D)                               any request by Tenant that Landlord delay the commencement of, or suspend the performance of, any Finish Work (it being agreed that Landlord is not required to comply with such request and may decline to comply therewith in its sole discretion),

(E)                                 any other act or omission of Tenant with respect to its obligations hereunder, or any of its officers, employers, agents, or contractors that actually results in a delay or

(F)                                 any reasonably necessary rescheduling of the sequence of any Finish Work due to any of the causes set forth in this Subsection 10.03(b)(vi)A)-(E).

For each day of Tenant Delay actually resulting in a delay of Landlord’s Substantial Completion of the Base Building Work and/or Finish Work, the Delivery Date shall be deemed to be one day earlier than the actual date thereof.  If any delay in Substantial Completion is the result of Force Majeure and such delay would not have occurred but for a Tenant Delay, such delay shall be deemed added to Tenant Delays.  Tenant may propose a cure for such Tenant Delay within two full Business Days after receiving such notice and, if Landlord reasonably believes that such cure will eliminate the Tenant Delay, Tenant may implement such cure and such Tenant Delay shall be deemed not to have occurred.

(vii)        Substantial Completion.  The Finish Work or any portion thereof if Tenant partially occupies the Premises and the completion of the applicable portion of the Finish Work excepting only (a) punch list type items which shall include by way of example other uncompleted elements of construction, decoration, painting, millwork or other work and mechanical adjustment which will not interfere materially with Tenant’s beneficial use of the Premises and (b) matters that cannot be completed owing to their seasonal nature.  The Base Building Work shall be deemed “Substantially Completed” upon the issuance of a certificate of occupancy (temporary or otherwise) and the completion of the Base Building Work excepting only (a) punch list type items which shall include by way of example other uncompleted elements of construction, decoration, painting, millwork or other work and mechanical adjustment which will not interfere materially with Tenant’s beneficial use of the Premises and (b) matters that cannot be completed owing to their seasonal nature.  Tenant’s taking occupancy of the Premises shall not relieve Landlord of its obligation to proceed diligently to complete all punch-list items under this Section 10.03(b).

10.03(c)  Repair and Maintenance.  Subject to Article 12, Landlord shall maintain the Common Areas in good order, condition and repair.  Subject to the provisions of Article 12, land except for damages caused by any act or omission of Tenant or Tenant’s employees, agents, contractors, or invitees.  Landlord shall keep the foundation, roof, Building systems (up to the Utility Switching Points), structural supports, exterior windows and exterior walls of the Building in good order, condition and repair.  Except to the extent contained entirely within the Common Areas.  Landlord shall not be obligated to maintain or repair any interior windows, doors, plate glass or the surfaces of walls.  Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair.  Tenant waives the benefit of any present or future law which provides Tenant the right to rcpm the Premises or Property at Landlord’s expense or to terminate this Lease because of the condition of the Property or Premises.

10.04.                                 Tenant’s Obligations.

10.04(a)  Repair and Maintenance.  Except for work that Section 10.03 or Article 12 requires Landlord to do, Tenant at its sole cost and expense shall keep the Premises including without limitation all fixtures and equipment now or hereafter on the Premises, or exclusively serving the Premises, but excluding the exterior and structural elements of the Building and the Common Areas and Building systems up to the Utility Switching Points, in good order, condition and repair and at least as good order, condition and repair as they are in on the Lease Commencement Date or may be put in during the Term, reasonable wear and tear and damage by casualty only excepted; to keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises; and to make all repairs and replacements and to do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen.  Landlord, at Tenant’s sole cost and expense, shall be responsible for heating and air-conditioning systems serving the Premises to the extent that such systems are not a part of the base Building systems, and Landlord may enter into commercially reasonable contracts with appropriate and reputable third-party service companies providing for the provision of such services.  Tenant shall hire its own cleaning contractor for the Premises.

If anything required pursuant to this Section 10.04(a) to be repaired cannot be fully repaired or restored, Tenant upon prior notice to Landlord (or Landlord, if applicable) shall replace it at Tenant’s cost, even if the benefit or useful life of such replacement extends beyond the Term provided, however, that (i) the replacement has been approved in advance and in writing by Landlord, and (ii) the property subject to replacement will become the property of Landlord pursuant to the terms of this Lease at the conclusion of the Term, then within ninety (90) days after the expiration of the Term, Landlord shall reimburse Tenant for the unamortized portion of the capital replacement calculated as follows.  Upon receipt of notice from Tenant of the need for such capital replacement, Landlord and Tenant shall cooperate to determine the estimated cost of such replacement The actual cost of the replacement, as documented by Tenant (or Landlord, if applicable) and subject to Landlord’s approval (which shall not be unreasonably withheld), shall be amortized over the useful life of such replacement as reasonably determined by Landlord on a straight-line basis together with interest at the Prime interest rate from time to time announced by Fleet National Bank (or any successor financial institution).  Tenant shall transfer to Landlord all of its rights and interests in any warranties related to said replacement at the conclusion of the Term.  Tenant acknowledges that Landlord has the right, but not the obligation, to reduce the amount payable at the conclusion of the Term to Tenant pursuant to this paragraph by any amounts of Rent then due and payable to Landlord.

10.04(b)  Landlord’s Right to Cure.  If Tenant does not perform any of its obligations under Section 10.04(a), Landlord upon twenty (20) days’ prior notice to Tenant (or without prior notice in the case of an emergency) may perform such maintenance, repair or replacement on Tenant’s behalf, and Tenant shall reimburse Landlord for all costs reasonably incurred, immediately upon demand.

10.05.                                 Alterations, Additions, and Improvements.

10.05(a)  “Tenant Work” means any work by tenant on the Property, including demolitions, installations, alterations, additions, apertures or other improvements in or to the Premises, or any work involving a connection to Building systems, including mechanical, plumbing, electrical, telecom or other data communications, but does not include routine installation and removal of affixed, readily movable personal property not connected to such Building systems.  Tenant shall indemnify and hold harmless Landlord and the other Indemnitees from all injury, loss, claims or damage to any person or property in connection with any Tenant Work.  This indemnification shall survive the expiration or earlier termination of this Lease.

10.05(b)  Construction Documents.  [illegible] (defined below) shall be done in accordance with complete, consistent, final construction drawings and specifications as described in Exhibit G, approved in advance by Landlord in writing (the “Construction Documents”).  Without limiting the generality of the foregoing, [illegible] (i) affects any structural component of the Building (including exterior walls, exterior windows, core walls, roofs, or floor slabs), (2) is compatible with the electrical or mechanical components or systems of the Building, (3) does not conform to floor loading limits or [illegible] including the Building exterior.  Landlord shall approve or disapprove any Construction Documents in Landlord’s reasonable discretion within ten (10) Business Days after receipt, with specific reasons for disapproval.  If Landlord disapproves such Construction Documents, Tenant may make the changes reasonably required by Landlord, in which case Landlord shall within five (5) Business Days thereafter approve or disapprove (with specific reasons) such revised Construction Documents, or Tenant may elect not to proceed with such work.  This process shall continue until such Construction Documents are approved.

The Construction Documents shall be prepared (or reviewed and stamped) by an architect (“Tenant’s Architect”) registered in The Commonwealth of Massachusetts, experienced in the design and construction of improvements and systems of the type contemplated by this Lease in comparable buildings in the area in which the Building is located and approved in advance by Landlord.  All mechanical, electrical and plumbing engineering design shall be done by an engineer designated by Tenant and approved in advance by Landlord.  Tenant shall be solely responsible for the liabilities and expenses (except as set forth in Section 10.05(c)) of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents, even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building.  Submission of the Construction Documents to Landlord for approval shall be deemed a warranty by Tenant that all Tenant Work described in the Construction Documents complies with all applicable Legal Requirements and industry design standards, is not Systems or Structure Work (unless so noted), and, with respect to all materials, equipment and special designs, processes or products, does not infringe on any patent or other proprietary rights of others.  If Landlord disapproves any Construction

Documents, it shall state the specific reasons.  Landlord’s approval of Construction Documents shall create no liability or responsibility on Landlord’s part for their completeness, design sufficiency or compliance with Legal Requirements or insurance requirements.

10.05(c)  Performance of Tenant Work.  Except for Minor Work, Tenant shall not do any Tenant Work, or take any plans for Tenant Work to the municipal inspection services or fire departments, without on each occasion obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.  All Tenant Work shall be at Tenant’s risk and its sole cost and expense, and Tenant shall obtain at its sole expense all necessary permits and licenses before undertaking any Tenant Work.  Landlord shall cooperate as reasonably necessary with any required filings.  Tenant shall reimburse Landlord for Landlord’s reasonable costs of reviewing proposed Tenant Work, assisting with governmental filings and providing construction supervision.  Notwithstanding the foregoing, Landlord’s prior written consent shall not be required for any Tenant Work not affecting the Systems or Structure Work that costs less than $25,000 in the aggregate per year (“Minor Work”).  Except with respect to Minor Work, Tenant shall employ for Tenant Work only contractors approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed (each a “Tenant Contractor”).  Tenant and Tenant’s Contractors shall perform all Tenant Work in a good and workmanlike manner, employing materials of first-class quality and in compliance with all applicable Legal Requirements, governmental policies, insurance requirements and the Building’s Rules and Regulations.  Landlord may inspect Tenant Work at reasonable times and eve notice of observed defects.  Tenant or Tenant’s Contractor shall keep Landlord and its authorized representatives fully apprised and informed of the construction process.  Each Tenant Contractor working on the roof of the Building shall coordinate with Landlord’s roofing contractor, shall comply with its reasonable requirements and shall not violate existing roof warranties.  Tenant Contractors shall not cause coordination difficulties on the Property, or delay or impair any guaranties, warranties or obligations of any contractors of Landlord.  Tenant is responsible for requiring the Tenant Contractors to comply with all applicable provisions of this Lease.

Before beginning any Tenant Work, (1) Tenant shall give Landlord (A) copies of all required permits and approvals, (B) certificates of the insurance described in Exhibit H-1 and any other insurance Landlord may require covering any additional hazards due to such work, and (C) if reasonably requested by Landlord with respect to any Tenant Work (other than Minor Work), a lien bond in recordable form pursuant to applicable Massachusetts law (or such other protection against liens as Landlord may reasonably require) issued by a responsible insurance company qualified to do business in Massachusetts and reasonably approved by Landlord; provided, however, that in lieu of such bond, Tenant may furnish Landlord with lien waivers executed by all Tenant Contractors performing any part of such Tenant Work; (ii) Tenant shall provide certification of the insurable value of the work in question for casualty insurance purposes and (iii) all of the other conditions of this Lease regarding Tenant Work must be satisfied.  Landlord may, as a condition of its approval of any Tenant Work (other than Minor Work), require Tenant to deposit with Landlord a bond, letter of credit or other similar security in the amount of Landlord’s reasonable estimate of the value of such Tenant Work securing Tenant’s obligations to make payments for such Tenant Work.  In the event Tenant furnishes Landlord with security for the Tenant Work pursuant to the foregoing sentence, Landlord agrees to disburse to Tenant from such security, or permit the reduction of such security, for payment of the costs of Tenant Work actually incurred by Tenant upon delivery to Landlord of evidence reasonably satisfactory to Landlord that such costs have been paid for and mechanics’ lien waivers with respect to such work.

Tenant must schedule and coordinate all aspects of work with the Building manager and Building engineer and shall make prior arrangements for elevator use with the Building manager.  If an operating engineer is required by any union regulations, Tenant shall pay for such engineer.  If shutdown of risers and mains for electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative.  If special security arrangements must be made (e.g., in connection with work outside normal business hours), Tenant’s Contractor or Tenant shall pay the actual cost of such security.  No work shall be performed in Building mechanical or electrical equipment rooms without Landlord’s approval, which approval shall not be unreasonably withheld or delayed, and all such work shall be performed under Landlord’s supervision.  Except in case of emergency, at least forty-eight (48) hours’ prior notice must be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems, and in case of emergency, prompt notice shall be given.  In the event that such work unintentionally alerts the Fire or Police Department or any private alarm monitoring company through an alarm signal, Tenant shall be liable for any fees or charges levied in connection with such alarm.  Tenant shall pay to Landlord such actual out-of-pocket third-party charges as may from time to time be in effect with respect to any such shutdown.  All demolition, installations,  removals or other work that is reasonably likely to inconvenience other tenants or disturb Building operations must be scheduled with e Building manager at least twenty-four hours in advance.

Installations within the Premises and in ceiling plenums below the, Premises shall not interfere with existing services and shall be installed so as not to unreasonably interfere with subsequent installation of ceilings or services for other tenants.  Redundant electrical, control and alarm systems and mechanical equipment and sheet metal used or placed on the Property during construction and not maintained as part of Tenant’s use of the Premises must be removed as part of the work.

Each Tenant Contractor shall take all reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors.  Tenant shall be responsible for, and shall reimburse Landlord for, all actual costs and expenses, including reasonable attorneys’ fees incurred by Landlord in connection with the breach by any Tenant Contractor of such obligations.  If Tenant does not promptly resolve any labor dispute caused by or relating to any Tenant Contractor, Landlord may in its sole discretion request that Tenant remove such Tenant Contractor from the Property, and if such Tenant Contractor is not promptly removed, Landlord may prohibit such Tenant Contractor from entering the Property.  At all times while performing construction work, Tenant and each Tenant Contractor shall not discriminate against any individual because of race, color, sex, religion or national origin and shall comply with all applicable laws, regulations and equal opportunity policies generally adhered to by comparable buildings in the city or town in which the Building is located.

Upon completion of any Tenant Work, Tenant shall give to Landlord (1) a copy of the permanent certificate of occupancy (if one is legally required) and any other final governmental approvals required for such work, (ii) copies of “as built” plans and all construction contracts and (iii) proof of payment for all labor and materials.

10.05(d)  Condition of Premises.  Except as set forth in Section 10.03 with respect to the Base Building Work and/or Finish Work, Tenant shall accept the Premises in their condition as of the Delivery Date of the Premises to Tenant “as is” and subject to the Ground Lease, all recorded matters and Legal Requirements provided, however, that with respect to recorded matters put into effect after the date of this Lease, this Lease shall be subject to those recorded matters provided they do not materially and adversely affect Tenant’s use and occupancy of the Premises for the Permitted Uses.

10.05(e)  No Liens.  Except for Finish Work and Base Building Work, Tenant shall pay when due all claims for labor and materials furnished to the Premises.  Tenant shall give Landlord at least ten (10) days’ prior written notice before beginning any work on the Property, whether or not Landlord’s consent to such work is required.  Landlord may record and post notices of non-responsibility on the Premises.  If any mechanic’s lien (or any similar lien relating to labor and materials) filed against any part of the Property is claimed to be attributable to Tenant, its agents, employees, or -contractors, Tenant shall discharge it or bond over it within ten (10) days after Tenant has notice (from any source) of the lien.

10.06.                                 Condition upon Termination.  At the expiration or earlier termination of this Lease, Tenant (and all persons claiming by, through or under it) shall, without requiring any notice, surrender the Premises (including all Finish Work and Tenant Work), and all replacements thereof, except such additions, alterations, and other Tenant Work as Landlord may direct to be removed at the time Landlord approves the plans therefor.  The Premises shall be surrendered to Landlord free and clear of any mechanic’s liens (or any similar lien relating to labor and materials) filed against any part of the Premises and free and clear of any financing or other encumbrance on any equipment and/or Tenant Work to be surrendered with the Premises.  Upon surrender of the Premises Tenant shall give Landlord all keys and security cards or codes to the Premises.  Except as specified in this Section 10.06 or as Landlord directs, Tenant shall remove all of its trade fixtures, wire, cable, fiber (but not conduit, unless Landlord shall so request), any personal property and all Tenant’s signs wherever located.  Tenant shall repair any damage to the Premises and/or to the Property which results in the course of any removal and shall restore the Premises and the Property to a fully functional and tenantable condition, including filling all floor holes, removing all disconnected wiring back to junction boxes and replacing all damaged ceiling tiles.  Tenant shall yield up the Premises broom-clean and in good order, repair and condition, except for reasonable wear and tear (or damage by casualty or taking).  Any property not removed pursuant to this Section 10.06 within thirty (30) days after the expiration or termination of the Lease shall be deemed abandoned and may be removed and disposed of by Landlord, and Tenant shall pay to Landlord the cost and expense of such removal and disposition and of any incidental repairs to the Premises.

10.07.                                 Decommissioning of the Premises.  Prior to the expiration of this Lease (or within sixty (60) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), process piping, process supply lines, process waste lines and process plumbing in the Premises, and all exhaust or other ductwork in the Premises, in each case which has carried or released or been exposed to any Environmental Substances (as defined in Section 9.04 hereof), and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 10.07 to be issued.  Prior to the expiration of this Lease (or within sixty (60) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion (which shall not be unreasonably delayed; the aforementioned sixty-(60)-day period shall be extended one (1) day for each day Landlord delays its approval beyond five (5) Business Days), which report shall be based on the environmental engineer’s inspection of the Premises and shall show:

(i)                  that the Environmental Substances, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including floors, walls, ceilings, and counters), process piping, process supply lines, process waste lines and process plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws (as defined in Section 9.04 hereof) without taking any special precautions for Environmental Substances, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Environmental Substances and without incurring regulatory compliance requirements or giving notice in connection with Environmental Substances; and

(ii)               that the Premises may be reoccupied for office or laboratory use, demolished or renovated without taking any special precautions for existing Environmental Substances, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Environmental Substances and without incurring regulatory requirements or giving notice in connection with Environmental Substances.

Further, for purposes of clauses (i) and (ii): (a) materials previously or hereafter generated from operations shall not be deemed part of the Premises, and (b) “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature a the Environmental Substances as Environmental Substances instead of non-hazardous materials.  The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results.

If Tenant fails to perform its obligations under this Section 10.07, without limiting any other right or remedy, Landlord may, on five (5) Business Days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such work.  In addition, any such reimbursement shall include a ten percent (10%) administrative fee (but in no event less than $1,000) to cover Landlord’s overhead in undertaking such work.  Tenant’s obligations under this Section 10.07 shall survive the expiration or earlier termination of this Lease.

ARTICLE 11:   ROOFTOP LICENSE; ANTENNAS

11.01.                                 Rooftop License.  Effective as of the Delivery Date, Landlord grants Tenant the appurtenant, exclusive, and irrevocable (except upon the expiration or earlier termination of this Lease) rights at no additional charge, but otherwise subject to the terms and conditions of this Lease: (a) to use the portions of the roof of the Building shown on Exhibit B-3 (the “Rooftop Installation Areas”) to operate, maintain, repair and replace rooftop mechanical equipment appurtenant to the Permitted Uses installed as part of the Finish Work or otherwise as permitted pursuant to Section 10.05 (“Tenant’s Equipment”) and (b) to install, operate, maintain, repair and replace an antenna not to exceed 18 inches in diameter and other related communications equipment (the “Antenna’) in a location to be mutually agreed upon between Landlord and Tenant (the “Antenna Installation Area”).  Tenant’s Equipment and the Antenna located in the Rooftop Installation Areas are defined together as the ‘Rooftop Equipment.”

11.02.                                 Installation and Maintenance of Rooftop Equipment.  Tenant shall install the Antenna at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease regarding Tenant Work.  Tenant shall not install or operate the Antenna until it receives prior written approval of the Construction Documents in accordance with Section 10.05(b).  Landlord may withhold approval if the installation or operation of the Antenna reasonably would be expected to damage the structural integrity of the Building.

Tenant shall engage Landlord’s roofer before beginning any rooftop installations or repairs of the Rooftop Equipment, whether under this Article 11 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof.  Tenant shall use its reasonable efforts to obtain a letter from Landlord’s roofer following completion of such work stating that the roof warranty remains in effect.  Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Areas and Antenna Installation Area at least once a month and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation of the Antenna or the operation of the Rooftop Equipment Tenant covenants that the installation, existence, maintenance and operation of the Antenna shall not violate any Legal Requirements or constitute a nuisance.  Tenant shall pay Landlord on demand (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Rooftop Installation Areas and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the Antenna installation.

11.03.                                 Indemnification.  Tenant agrees that the installation, operation and removal of the Antenna shall be at its sole risk.  Tenant shall indemnify and defend Landlord and the other Indemnitees against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury (except to the extent due to the negligence or willful misconduct of Landlord or its employees, agents, contractors or invitees) arising out of the installation, use, operation, or removal of the Antenna by Tenant or its employees, agents, contractors, or invitees, including any liability arising out of Tenant’s violation of this Article 11.  Landlord assumes no responsibility for interference in the operation of the Antenna caused by other tenants’ telecommunications equipment, or for interference in the operation of other tenants’

telecommunications equipment caused by the Antenna.  The provisions of this Section 11.03 shall survive the expiration or earlier termination of this Lease.

11.04.                                 Removal of Antenna.  Upon the expiration or earlier termination of the Lease, Tenant, at its sole cost and expense, shall (i) remove the Antenna from the Antenna Installation Area in accordance with the provisions of this Lease regarding Tenant Work and (ii) leave the Antenna Installation Area in good order and repair, reasonable wear and tear excepted.  If Tenant does not remove the Antenna when so required, Landlord may remove and dispose of it and charge Tenant for all costs and expenses incurred.

11.05.                                 Interference by Antenna.  Landlord may grant future roof rights to other parties, and Landlord shall be contractually obligated to cause such other parties to minimize interference with the Antenna.  If the Antenna (i) causes physical damage to the structural integrity of the Building, (ii) materially interferes with any telecommunications, mechanical or other systems located at or servicing (as of the Lease Commencement Date) the Building or any building, premises or location in the vicinity of the Building, (iii) interferes with any other service provided to other tenants in the Building by rooftop installations installed prior to the installation of the Antenna or (iv) interferes with any other tenants’ business, in each case in excess of that permissible under F.C.C. or other regulations (to the extent that such regulations apply and do not require such tenants or those providing such services to correct such interference or damage), Tenant shall within two (2) Business Days of notice (which may be oral) of a claim of interference or damage cooperate with Landlord or any other tenant or third party making such claim to determine the source of the damage or interference and effect a prompt solution at Tenant’s expense (if the Antenna caused such interference or damage).  In the event Tenant disputes Landlord’s allegation that the Antenna is causing a problem with the Building (including, but not limited to, the electrical, HVAC, and mechanical systems of the Building) and/or any other Building tenants’ equipment in the Building, in writing delivered within two (2) Business Days of receiving Landlord’s notice claiming such interference, then Landlord and Tenant shall meet to discuss a solution, and if within seven (7) days of their initial meeting Landlord and Tenant are unable to resolve the dispute, then the matter shall be submitted to arbitration in accordance with the provisions set forth below.

The parties shall direct the Boston office of the American Arbitration Association to appoint an arbitrator who shall have a minimum often (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant.  Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator.

The arbitration shall be conducted in accordance with the commercial real estate arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern): The cost of the, arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties.

Within ten (10) days of appointment, the arbitrator shall determine whether or not the Antenna is causing a problem with the Building and/or any other Building tenants’ equipment in the Building, and the appropriate resolution, if any.  The arbitrator’s decision shall be final and binding on the parties.  If Tenant shall fail to cooperate with Landlord in resolving any such interference or if Tenant shall fail to implement the arbitrator’s decision within ten (10) days after it is issued, Landlord may at any time thereafter (i) declare an Event of Default and pursue the remedies set forth in Section 14 of this Lease and/or (ii) relocate the item(s) of the Antenna in dispute in a manner consistent with the arbitral decision.

11.06.                                 Relocation of Antennas.  Based on Landlord’s good faith determination that such a relocation is necessary, Landlord reserves the right to cause Tenant to relocate the Antenna located on the roof to comparably functional space on the roof by giving Tenant prior notice of such intention to relocate.  If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which the Antenna is to be relocated, the timing of such relocation, and the terms of such relocation, then Landlord shall have the right to make all such determinations in its reasonable judgment.  Landlord agrees to pay the reasonable cost of moving the Antenna to such other space, taking such other steps necessary to ensure comparable functionality of the Antenna, and finishing such space to a condition comparable to the then condition of the current location of the Antenna.  Tenant shall arrange for the relocation of the Antenna within sixty (60) days after a comparable space is agreed upon or selected by Landlord, as the case may be.  In the event Tenant fails to arrange for said relocation within the sixty-(60)-day period, Landlord shall have the right to arrange for the relocation of said Antenna at Landlord’s expense, all of which shall be performed in a manner designed to minimize interference with Tenant’s business.

ARTICLE 12:   DAMAGE OR DESTRUCTION; CONDEMNATION

12.01.                                 Repair and Restoration.  If the Premises or the Building (including machinery or equipment used in its operation) are damaged by fire or other casualty, or if any part of the Property is damaged by a taking or condemnation by any competent authority for any public or quasi-public use or purpose (a “Taking”), and this Lease does not terminate pursuant to this Article 12, Landlord shall repair and restore the damage with reasonable promptness, subject to reasonable delays for insurance adjustments, Takings claims and matters beyond Landlord’s reasonable control.  Landlord is not required to repair or restore any work done by Tenant at the Property, except to the extent of the proceeds of insurance (a) carried by Tenant and timely received by Landlord if Landlord has conditioned its approval of such work on Tenant’s removal at the expiration of the Term or (b) carried by Landlord with respect to such improvements.  Any other repairs or restoration shall be done at Tenant’s sole cost and expense subject to Landlord’s prior approval and all applicable provisions of this Lease.  Tenant acknowledges that Landlord is entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to any work done by Tenant on the Property which would become the Landlord’s property upon the termination of this Lease.  Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, by virtue of any delays in completing such repairs and restoration except to the extent set forth in Section 12.02 or Section 12.03.  Base Rent and Additional Rent shall abate on those portions of the Premises that from time to time are tenantable and unoccupied by Tenant as a result of such damage.  Tenant shall have no right to share in any condemnation award or in any judgment for damages caused by any Taking, except that Tenant shall receive the proceeds of any separate award for the value of Tenant’s improvements to the Property, relocation expenses, or personal property.

12.02.                                 Termination After Casualty.  If in Landlord’s estimate the Premises cannot be restored within two-hundred forty (240) days from the date of any fire or other casualty or a Taking (as defined in Section 12.01), Landlord, within ninety (90) days after such fire or casualty or Taking, shall notify Tenant of the estimated date of such restoration.  Within thirty (30) days after such notice, time being of the essence, Tenant may notify Landlord that it is terminating this Lease, effective as of the date of Tenant’s notice.  If Landlord fails to promptly commence and diligently complete such restoration within 240 days from the date of any fire or other casualty, Tenant may elect to terminate this Lease upon 30 days’ prior written notice to Landlord; provided, however, that such termination election shall be null and void if Landlord completes such restoration with 30 days of such notice.

If any such damage (i) makes 25% or more of the Building untenantable or causes general Building systems to be inoperable and in Landlord’s estimate cannot be repaired within one hundred eighty (180) days from the date of such damage, or (iii) occurs within the last Lease Year, Landlord, within ninety (90) days after such damage occurs, may terminate this Lease as of the date of such damage by giving Tenant written notice of termination.  If Landlord determines that the insurance proceeds are insufficient to complete the restoration at any time after the casualty, Landlord may elect to terminate the Lease by thirty (30) days’ prior written notice to Tenant.

12.03.                                 Termination After Taking.  If the Property or the Building (or any portion of the Building, the loss of which would require reconfiguration or restoration which Landlord reasonably estimates would cost more than 25% of the then current replacement cost of the Building) is subject to a Taking, Landlord may within thirty (30) days of the vesting date of such Taking in its sole discretion terminate this Lease upon not less than sixty (60) days’ notice to Tenant.

If any Taking (i) renders 25% or more of the Building untenantable or (ii) causes general Building systems to be inoperable and they cannot be repaired in Landlord’s reasonable estimate within one hunched eighty (180) days from the date of such Taking, or occurs within the last Lease Year, Landlord, within ninety (90) days after such Taking, may terminate this Lease as of the date of such Taking by giving Tenant written notice of termination.  If Landlord determines that the Taking proceeds are insufficient to complete the restoration at any time after the Taking, Landlord may elect to terminate the Lease by thirty (30) days’ prior written notice to Tenant.

ARTICLE 13:   ASSIGNMENT AND SUBLETTING

13.01.                                 Landlord’s Consent Required.  Except for a Permitted Transfer, as defined below, Tenant shall not transfer any part of the Premises or of its interest in this Lease to any other entity, whether by sale, assignment, mortgage, sublease, license, transfer, operation of law or act of Tenant (each a “Transfer”) without Landlord’s prior written consent as provided in Section 13.02 below.  Consent to one Transfer does not imply consent to any other Transfer or waive the consent requirement.  Any attempted Transfer without consent shall be void and shall be a non-curable breach of this Lease.  Any entity to which a Transfer is made is a “Transferee.”

Landlord may consent to Transfers or modifications of this Lease by any Transferee without Tenant’s consent, but with notice to Tenant within thirty (30 .days after such Transfer or modification.  Tenant shall not be bound by such modifications unless it has given its prior written consent, but shall not be released from its obligations or liabilities under this Lease without regard to such modifications.

The following transactions (any of them, a “Permitted Transfer”) shall not require the consent of Landlord provided that Landlord shall receive prior notice thereof plus reasonable evidence upon closing that the transaction is in fact one of the following (and provided further that the proposed Transfer complies with all other provisions of this Lease, including, without limitation, this Article 13, other than the first paragraph of this Section 13.01, does not alter Landlord’s rights under the Lease, and does not impose any additional obligation on Landlord):

(a) Any Transfer to an entity acquiring all or substantially all of the stock or assets of Tenant, whether by way of merger, consolidation or otherwise, so long as the resulting entity has (a) a net worth at least equal to or greater than $5 million and (b) a net worth and financial condition as good as Tenant’s at the time immediately prior to such transfer;

(b) Any Transfer to an entity directly or indirectly controlled, controlling, or under common control with Tenant.  For purposes of this clause (b), “control” shall mean possession of more than 50 percent ownership of the shares of beneficial interest of the entity in question together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers;

(c) Any initial public offering of Tenant or private placement of Tenant.

Notwithstanding anything to the contrary set forth in this Section 13.01, Landlord shall waive the requirement for “prior notice” of any Permitted Transfer that is part of a transaction that is subject to a bona fide, arms’ length confidentiality agreement preventing the disclosure of such Transfer if, and only if, Tenant provides the materials required by this Section 13.01 to Landlord within 10 days following such Permitted Transfer.

13.02.                                 Landlord’s Consent.  Tenant’s request for Landlord’s consent to any Transfer shall describe the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, and the financial terms of the proposed Transfer (e.g., term, rent and security deposit); Tenant shall also provide any other information Landlord reasonably deems relevant Landlord shall not unreasonably withhold its consent, but it shall not be deemed unreasonable for Landlord to deny consent for the following reasons: (i) the business of the proposed Transferee and the proposed use of the Premises are inconsistent with the Permitted Uses; (ii) reasonable dissatisfaction with the net worth and financial condition of the proposed Transferee as it relates to such Transferee’s proposed obligations if such Transfer is for more than ten (10) percent of the Premises; (iii) Tenant’s compliance with all of its obligations under this Lease; and (iv) such other factors as Landlord may reasonably deem relevant.

Subject to the next sentence, Tenant shall not offer to make, or enter into negotiations with respect to an assignment, sublease or transfer to: (1) any tenant at the Property or entity directly or indirectly controlled by, controlling, or under the common control with, any other tenant at the Property, unless there is no competing space then available to be offered for lease by Landlord at the Property; or (ii) any party then negotiating with Landlord to lease other space at the Property, unless there is no competing space then available to be offered for lease by Landlord at the Property.  It shall not be a breach of this Lease for Tenant to offer to make, or enter into negotiations with, an entity not actually known by it to be covered by clauses (i) or (ii) above, provided that it shall not be unreasonable for Landlord to disapprove any proposed assignment, sublet or transfer to any of the foregoing entities under such circumstances and for such reasons, and if Tenant unknowingly makes an offer or enters into negotiations with any of the foregoing, Tenant shall withdraw the offer and terminate negotiations immediately upon written notice from Landlord that the provisions of this paragraph are applicable.

At Landlord’s election, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the Profits on any Transfer other than a Permitted Transfer as and when received by Tenant, unless Landlord notifies Tenant and the Transferee that the Transferee shall pay Landlord’s share of the Profits directly to Landlord.  “Profits” means (A) all rent, fees and other consideration paid for or in respect of the Transfer, including fees in excess of reasonable amounts under any collateral agreements (the intent being to prohibit Tenant from shifting occupancy costs to collateral agreements), less (B) the rent and other sums payable under this Lease (or if the Transfer is a sublease of part of the Premises, allocable to the subleased premises) and all reasonable costs and expenses directly incurred by Tenant in connection with such Transfer, including without limitation for reasonable real estate broker’s commissions and reasonable costs of renovation or construction of tenant improvements required by the Transfer, and reasonable legal fees.  Tenant may recover these reasonable costs and expenses before paying Profits to Landlord.  Tenant shall give Landlord a written statement certifying all amounts to be paid from any Transfer (including any collateral agreements) within thirty (30) days after the transfer agreement is signed and from time to time thereafter on Landlord’s request, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statements.  On written request, Tenant shall promptly furnish to Landlord copies of all Transfer documents, certified by Tenant to be complete, true and correct.

13.03.                                 No Release of Tenant.  No Transfer shall release Tenant or change Tenant’s primary liability to pay Rent and to perform all of Tenant’s obligations under this Lease.  If any Transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the Transferee.  Landlord’s acceptance of Rent from any other person shall not waive any provision of this Article 13.

13.04.                                 Offer to Terminate.  Before any Transfer that, when aggregated with all prior Transfers then in effect, would result in the total rentable square footage of the Premises subject to Transfers being equal to at least 25 percent of the rentable square footage of the Premises, Tenant shall offer Landlord in writing the right to terminate this Lease with respect to such portion of the Premises subject to the proposed Transfer as of a future date specified in the offer and prior to the proposed Transfer.  If within twenty (20) days after receiving such offer Landlord elects in writing to accept it this Lease shall terminate with respect to such portion of the Premises subject to the proposed Transfer as of the specified date.  If Landlord does not accept the offer within the twenty (20) day period, Tenant may proceed with the Transfer, subject to the other requirements of this Article 13.

13.05.                                 Determination of Rent.  The amount of any rent or other payment for the use or occupancy of all or any part of the Premises, by sublease, license, assignment of this Lease or otherwise, shall not depend, in whole or in part, on the income or profits derived by any person or entity from the Premises other than an amount based on a fixed percentage or percentages of gross receipts or sales.

ARTICLE 14:   EVENTS OF DEFAULT AND REMEDIES

14.01.                                 Covenants and Conditions.  Tenant’s performance of each of its obligations under this Lease is a condition as well as a covenant Tenant’s right to continue in possession of the Premises is conditioned upon such performance.  Time is of the essence in Tenant’s performance of all covenants and conditions.

14.02.                                 Defaults.  Each of the following in an “Event of Default” under this Lease:

14.02(a)  Tenant fails to pay Rent within ten (10) days after written notice; provided that Landlord shall not be obligated to give any further such notice if Landlord gives more than one (1) written notice of Tenant’s failure to pay rent on time in any twelve-(12)-month period.

14.02(b)  Tenant fails to perform its obligations under Section 7.02 or Section 10.05(e) within the notice and cure period given there.

14.02(c)  Tenant fails to perform any of its other obligations under this Lease and such failure continues for a period of thirty (30) days after notice from Landlord or such longer period as may be necessary to cure said default if Tenant commences to cure said default within said thirty-day period and diligently completes the cure within ninety (90) days of the initial default.

14.02(d)   (i) Tenant or any Guarantor makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant or any Guarantor; (iii) such a petition is filed against Tenant or any Guarantor and is not dismissed within sixty (60) days; or (iv) a trustee or receiver is appointed to take possession of substantially all of Tenant’s or such Guarantor’s assets, of substantially all of Tenant’s assets at the Property or of Tenant’s interest in this Lease and such appointment is not dissolved within sixty (60) days.

If a court of competent jurisdiction determines that any of the acts described in Section 14.02(d) is not a default under this Lease, and a trustee or Tenant as debtor in possession assigns, subleases or transfers Tenant’s interest in this Lease, Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment, transfer or sublease over the Rent payable by Tenant under this Lease.

14.02(e) Any Guarantor of this Lease shall fail to perform any of its obligations under the guaranty given by such Guarantor in favor of Landlord, and such failure shall continue for thirty (30) days after notice from Landlord.

14.02(e)  Tenant shall abandon or vacate the Premises provided, however, that this clause shall not apply so long as the Premises shall be arranged, and furnishing, lighting, and cleaning provided, in a manner such that the Premises appear, from all points exterior to the Premises from which the interior of the Premises are visible to be continuously occupied for the Permitted Uses.

14.03.                                 Remedies.  At any time after any Event of Default occurs, Landlord may, with or without notice or demand (except as provided in Section 14.02) and without limiting any other right or remedy:

14.03(a)  Terminate this Lease by written notice to Tenant or by entry, at Landlord’s option.  Tenant shall then immediately quit and surrender the Premises to Landlord but shall remain liable as described below.  Following termination, without prejudice to any other remedies, Landlord may (i) peaceably reenter the Premises upon Tenant’s voluntary surrender or remove Tenant and any other persons from the Premises using any available legal proceedings; (ii) repossess the Premises or re-let the Premises or any part thereof, for such term (which may extend beyond the Lease Term), at such rental and upon such other terms and conditions as Landlord in its sole discretion shall determine, with the right to make alterations and repairs to the Premises, to re-let the Premises as part of a larger area and to change its character or use and (iii) remove all Tenant’s personal property therefrom.

Following termination, Landlord shall have all the rights and remedies of a landlord provided at law and in equity.  After obtaining actual possession of the Premises, Landlord shall make commercially reasonable efforts to re-let the Premises or any part of the Premises as described in clause (ii) above.  Tenant shall pay Landlord damages including all Rent unpaid up to the termination of this Lease and all costs and expenses incurred by Landlord due to such Event of Default.  In addition, Tenant shall pay Landlord as damages either:

(x)                                   the discounted present value (at the then current Federal Reserve Bank discount rate) of the aggregate Rent and other charges, including all consideration Tenant agreed to pay or perform due beginning on the date of termination through the expiration date of this Lease, less Landlord’s reasonable estimate of net rent to be received on re-letting the Premises, after deducting reasonable expenses incurred or paid by Landlord in terminating this Lease and reasonable costs of re-letting, including without limitation altering and preparing the Premises for new tenants, brokers’ commissions, legal fees and all other expenses properly chargeable against the Premises and its rental; or

(y)                                 amounts equal to the Rent and other charges (including the considerations described in clause (x)) which would have been payable by Tenant had this Lease or Tenant’s right to possession not been terminated, which Tenant shall pay on the due dates specified in this Lease through its expiration date; provided, however, that if Landlord re-lets the Premises during such period, Landlord shall credit Tenant with the rents as and when received by Landlord from such re-letting, less the expenses and costs referred to in clause (x) above; and

provided, further, that (a) Tenant shall not be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (b) Tenant shall not be entitled in any suit for the collection of damages pursuant to this Subsection (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord.  If the Premises or any part thereof is re-let in combination with other space, proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

Landlord may bring a suit or suits for recovery of such damages, or any installments from time to time at its election, and nothing in this Lease requires Landlord to postpone suit until the Term would have expired if it had not been terminated.

14.03(b)  Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Premises.  In such event, Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due.

14.03(c)  Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

14.04.                                 Automatic Termination; Damages.  This Lease shall terminate on the occurrence of any act which affirms Landlord’s intention to terminate this Lease as provided in Section 14.03, including filing an unlawful detainer action against Tenant On termination, Landlord’s damages for default shall include all costs and fees, including reasonable attorneys’ fees, that Landlord shall incur in connection with filing, commencing, pursuing and/or defending any action in any bankruptcy court or other court with respect to this Lease, obtaining relief from any stay in bankruptcy that restrains any action to evict Tenant or pursuing any action with respect to Landlord’s right to possession of the Premises.  All such damages suffered (apart from Base Rent and Additional Rent payable hereunder) prior to any such filing or petition shall constitute pecuniary damages which shall be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceedings.

14.05.                                 Cumulative Remedies.  Except as otherwise expressly provided herein, any and all rights and remedies which Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and Landlord may exercise one or more of such rights and remedies at the same time to the greatest extent permitted by law.

14.06.                                 Cross-Default. Tenant agrees that, so long as the Landlord is the landlord, or an affiliate of the landlord, under the 301 Binney Lease, any Event of Default by the tenant under the 301 Binney Lease (as it may be amended from time to time) shall also constitute an Event of Default under the Lease.

ARTICLE 15:   SECURITY DEPOSIT.

Within three (3) Business Days of the execution of this Lease by Landlord and Tenant, Tenant shall deliver to Landlord a clean, irrevocable, freely transferable letter of credit substantially in the form attached as Exhibit C (the “Letter of Credit”) in the amount set forth in Section 1.14 as security for the payment of all Rent and the performance and observance of the agreements and conditions in this Lease contained on the  art of Tenant to be performed and observed.

Simultaneously with the execution of this Lease, Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that Silicon Valley Bank is prepared to issue the Letter of Credit in a form previously approved by Landlord.  Tenant’s failure to deliver the Letter of Credit within the time period set forth in this paragraph shall be deemed an Event of Default for which there is no cure period.

The Letter of Credit, if not in the form attached hereto as Exhibit C, must in all cases be in form and substance acceptable to Landlord and any mortgage lender, as security for Tenant’s obligations under this Lease, and issued by a commercial bank, trust company or national banking association, which has outstanding, unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for an outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then (and thereafter continues to be) rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation “A” or better by Moody’s Investment Service (or its successor) or “A” or better by Standard & Poor’s Ratings Service (or its successor) (and is not on credit-watch or similar credit review with negative implication), and has combined capital, surplus and undivided profits of not less than $1,000,000,000.  In the event the issuer of the Letter of Credit is downgraded so that it no longer satisfies the rating requirements set forth in this Article 15, Landlord shall have the right, to require Tenant to procure a replacement Letter of Credit from an issuer that satisfies the requirements of this Article 15 within fifteen (15) days after Landlord notifies Tenant of such requirement; provided that Landlord shall cooperate with Tenant in exchanging the existing Letter of Credit for the new Letter of Credit so that Tenant is not required to have two Letters of Credit outstanding simultaneously.  The Letter of Credit shall be renewed at least 60 days prior to its expiration from time to time, and, if not so renewed, Landlord or its mortgage lender may draw all or a portion of the letter of credit and hold the proceeds as set forth below, but in that event, Tenant shall, upon demand, provide Landlord with a new Letter of Credit meeting the requirements of this Lease, in lieu of such cash, and upon receipt of such replacement Letter of Credit, Landlord shall promptly return such cash security deposit to Tenant.  Notwithstanding the foregoing, the Letter of Credit to be delivered by Tenant for the final period before the expiration of the Term of this Lease shall be for a term ending not sooner than ninety-five (95) days after the expiration of the Term of this Lease.

If, and as soon as, there shall exist an Event of Default (and on the occasion of each Event of Default if there shall be more than one), Landlord may draw upon the Letter of Credit at any time and from time to time in such amount or amounts as may be necessary to cure the Event of Default(s) or to reimburse Landlord for any sum(s) which Landlord may have spent to cure the Event of Default(s), and if Landlord has terminated this Lease due to Tenant’s Event of

Default(s), Landlord may also draw upon the Letter of Credit in such amount (or all) as may be necessary to obtain any amounts from time to time owed to Landlord by Tenant after termination.  In the case of each such drawing (except a drawing occurring after termination or expiration of this Lease), Tenant shall promptly, on demand, cause the existing Letter of Credit to be amended to be once again in the full amount required under this Lease or a new Letter of Credit, in the amount so drawn, to be issued to Landlord.  Following such partial draws and receipt of such amended Letter of Credit, Landlord shall return the Letter of Credit to the Escrow Agent.  Notwithstanding the foregoing, Landlord shall have the right, at any time when an Event of Default exists, to draw the entire Letter of Credit and hold the proceeds thereof to be applied from time to time against damages and losses under this Lease, but in that event, if Landlord does not terminate this Lease as a result of such Event of Default and permits (without implying any obligation to permit) Tenant to cure all outstanding Events of Default, so long as no new Event of Default occurs within sixty (60) days thereafter, Tenant shall be permitted to replace the cash security deposit with a Letter of Credit, and upon receipt of the Letter of Credit, Landlord shall release the cash security deposit to Tenant.  Any amount drawn by Landlord shall not be deemed to fix or determine the amounts to which Landlord is entitled under this Lease or otherwise, and Landlord shall be entitled to pursue any remedies provided for in this Lease to the extent Landlord is unable or elects, in its sole and absolute discretion, not to obtain complete or partial satisfaction by drawing upon the Letter of Credit.  If at the end of the Term of this Lease no default of Tenant shall exist, or if such a default shall exist, upon cure of such default, the Letter of Credit, or any cash held in lieu thereof, shall be returned to Tenant within thirty (30) days thereafter.  For purposes of this Article, an Event of Default shall also include any default that is prevented or delayed from ripening into an Event of Default due to Landlord’s inability to give any required notice or the tolling of any grace or cure period caused by any stay or injunction arising from the bankruptcy of Tenant.

Landlord shall not commingle any cash constituting the security deposit with other funds of Landlord, and Landlord shall pay reasonable interest on any cash security deposit to Tenant.  If Landlord conveys Landlord’s interest under this Lease, the Letter of Credit (or cash in lieu thereof) shall be turned over by Landlord to Landlord’s transferee, and, if so turned over, Tenant agrees to look solely to such transferee for proper application thereof in accordance with the terms of this Lease and the return thereof in accordance therewith, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit to a new landlord.  If Landlord does not so turn over the Letter of Credit (or any cash held in lieu thereof) to its successor (including any lender or ground lessor succeeding to the interest of Landlord), then such successor Landlord shall not be entitled to require Tenant to post any new Letter of Credit (or cash in lieu thereof) except to the extent that such failure to turn over the Letter of Credit or cash held in lieu thereof is due to the drawing on such Letter of Credit or cash in accordance with the terms of this Lease.  Upon the request of Landlord, from time to time, Tenant shall make arrangements satisfactory to Landlord in its reasonable discretion for the transfer of the Letter of Credit, at Tenant’s sole cost and expense to any successor landlord or mortgagee of the Property, and from any such mortgagee to Landlord or any successor mortgagee, provided that the transferee agrees in writing to hold and apply the Letter of Credit in accordance with the terms hereof.  Notwithstanding anything in the foregoing sentence to the contrary, Landlord shall reimburse Tenant for the one hundred percent (100%) of the transfer fee for the second such transfer up to a maximum of $2,500 and fifty percent (50%) of the transfer fee for subsequent transfers up to a maximum of $1,250 in each case promptly upon demand.

Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance or attempted assignment or encumbrance.  Upon ten (10) Business Days’ prior written notice from Landlord, Tenant shall cause the Letter of Credit to be modified so that it names any mortgagee as a co-beneficiary.  Tenant shall provide any documentation reasonably requested by Landlord’s mortgagee to evidence such mortgagee’s collateral interest in the Letter of Credit, provided, however, that Tenant shall not be required to incur any material out-of-pocket costs to do so.

ARTICLE 16:   PROTECTION OF LENDERS/GROUND LANDLORD

16.01.                                 Subordination and Nondisturbance.

(a)                                  The interest of Tenant hereunder shall be subordinate to the rights of any holder of a mortgage or holder of a ground lease of property that includes the Premises and executed and recorded subsequent to the date of this Lease, unless such holder shall otherwise so elect, and in any event provided that such holder shall agree to recognize in writing the right of the Tenant to use and occupy the Premises and exercise and enjoy all of its other rights under this Lease upon the payment of Rent and the performance by the Tenant of the Tenant’s obligations hereunder (within applicable grace and cure periods) (but without any assumption by such holder of the Landlord’s obligations under this Lease which relate to periods prior to the date such holder acquired title to or took possession of the Premises); or

(b)                                 If any holder of a mortgage or holder of a ground lease of property which includes the Premises, originally given to an institutional lender, shall so elect, this Lease, and the rights of the Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.

Any election as to Subsection (b) above shall become effective upon notice from such holder to the Tenant in the same fashion as notices from the Landlord to the Tenant are to be given hereunder and by the recording in the appropriate registry or recorder’s office of an instrument, in which such holder subordinates its rights under such mortgage or ground lease to this Lease.

In the event any holder shall succeed to the interest of Landlord, the Tenant shall, and does hereby agree to attorn to such holder and to recognize such holder as its Landlord and Tenant shall promptly execute and deliver any instrument that such holder may reasonably request to evidence such attornment provided such document contains reasonably satisfactory non-disturbance provisions to allow Tenant to remain in occupancy pursuant to this Lease and exercise and enjoy all of its other rights under this Lease as long as no Event of Default exists.  The form of instrument attached as Exhibit K shall be deemed acceptable to Tenant.  Upon such attornnent, the holder shall not be: (i) liable in any way to the Tenant for [illegible]

16.02.                                 [illegible]

16.03.                                 [illegible]

under the Ground Lease (including, without limitation, Landlord’s remedies in the event of casualty or condemnation).

16.04.                                 Signing of Documents.  Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement.

16.05.                                 Estoppel Certificates.  Within twenty (20) days after Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying that: (i) none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges and the tune period covered; (iv) that to the best of Tenant’s knowledge, Landlord is not in default under this Lease (or if Tenant states that Landlord is in default, describing it in reasonable detail); and (v) such other information with respect to Tenant or this Lease as Landlord may reasonably request or which any prospective purchaser or encumbrances of the Property may require.  Landlord may deliver any such statement by Tenant to any such prospective purchaser or encumbrances, which may rely conclusively upon such statement as rue and correct.  If Tenant does not deliver such statement to Landlord within such twenty-(20)-day period, Landlord, and any such prospective purchaser or encumbrances, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that to the best of Tenant’s knowledge, Landlord is not in default under this Lease.  In such event, Tenant shall be estopped from denying the truth of such facts.

Within twenty (20) days after Tenant’s request, Landlord shall execute, acknowledge and deliver to Tenant if required by a third party certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges received by Landlord and the time period covered; (iv) that to the best of Landlord’s knowledge, Tenant is not in default under this Lease (or if Landlord states that Tenant is in default, describing it in reasonable detail); and (v) such other information with respect to Landlord or this Lease as is reasonably required and relied upon by such third party.  Tenant may deliver any such statement by Landlord to any such third party, which may rely conclusively upon such statement as rue and correct.  If Landlord does not deliver such statement to Tenant within such twenty-(20)-day period, Tenant, and any such third party may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as represented by Tenant; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Tenant; and (iii) that to the best of Landlord’s knowledge, Tenant is not in default under this Lease.  In such event, Landlord shall be estopped from denying the truth of such facts.

Section 16.06.  Tenant’s Financial Condition.  Unless Tenant’s annual and quarterly financial reports are publicly available, and except during any quiet, non-disclosure or confidentiality period with respect to any securities offering to the extent applicable to disclosure to Landlord pursuant to the regulations of the Securities and Exchange Commission or any major nationally recognized listing service or stock exchange on which Tenant is listed (as reasonably evidenced to Landlord by Tenant), Tenant, within twenty (20) days after request from Landlord from time to time, shall deliver to Landlord Tenant’s annual audited financial statements for the latest available two (2) fiscal years, including the year ending no more than eighteen (18) months prior to Landlord’s request, and an unaudited financial statement dated no more than twelve (12) months prior to Landlord’s request, and quarterly financial statements certified in writing by Tenant’s Chief Financial Officer.  Landlord may deliver such financial statements to its mortgagees and lenders and prospective mortgagees, lenders and purchasers.  Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of its date.  Except for publicly available information, financial statements shall be confidential and shall be used only for the purposes set forth in this Section 16.06.  If Tenant is publicly traded company, it shall give Landlord its most recently filed annual and quarterly reports on request.

ARTICLE 17:   MISCELLANEOUS PROVISIONS

17.01.                                 Landlord’s Consent Fees.  In addition to fees and expenses in connection with Tenant Work, as described in Section 10.05, Tenant shall pay Landlord’s reasonable fees and expenses, including legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent under Article 13 (Assignment and Subletting) or in connection with any other act by Tenant which requires Landlord’s consent or approval under this Lease.

17.02.                                 Notice of Landlord’s Default.  Tenant shall give notice of Landlord’s failure to perform any of its obligations under this Lease to Landlord, and to any mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been given to Tenant Landlord shall not be in default under this Lease unless Landlord (or such mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice.  However, if such non-performance requires more than thirty (30) days to cure, landlord shall not be in default if such cure is begun within such thirty (30) day period and diligently completed (but in any event no more than ninety (90) days.  In no event shall Landlord be liable for indirect or consequential damages arising out of any default by Landlord under this Lease.

17.03.                                 Quiet Enjoyment.  Landlord agrees that, so long as (i) Tenant is not in default under the terms of this Lease and (ii) this Lease is in full force and effect, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person claiming through or under Landlord, subject to the terms of this Lease.

17.04.                                 Severability.  A determination by a court of competent jurisdiction that any provision of this Lease is illegal or unenforceable shall not cancel or invalidate any other provision of this Lease, which shall remain in full force and effect.

17.05.                                 Interpretation.  In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” includes Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission.  In any provision relating to the conduct, acts or omissions of Landlord, the term “Landlord” includes Landlord’s agents, employees, contractors, and invitees.  The term “Term” includes any extensions of the Initial Term.  The word “including” as used in this Lease shall mean “including without limitation.”

17.06.                                 Incorporation of Prior Agreements; Modifications.  This Lease is the only agreement between the parties pertaining to the lease of the Premises, and no other agreements shall be effective.  All amendments to this Lease shall be in writing and signed by all parties.

17.07.                                 Notices.  All notices, requests and other communications required under this Lease shall be in writing, addressed as specified in Article 1, and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, (iii) delivered by a national overnight delivery service which maintains delivery records or (iv) sent by telecopier or facsimile machine (“fax”) which automatically generates a transmission report, with a copy also sent as described in clause (i), (ii) or (iii).  All notices shall be effective upon delivery (or refusal to accept delivery); provided, however, that notice by fax or telecopy shall be effective when transmitted or, if after 5 p.m. or on a non-Business Day, on the next Business Day.  Either party may change its notice address upon written notice to the other party; any Guarantor may change its notice address upon written notice to Landlord.

17.08.                                 Waivers.  All waivers shall be in writing and signed by the waiving party.  Landlord’s failure to enforce any provision of this Lease or its acceptance of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provisioner any other provision of this Lease in the future.  Tenant’s failure to enforce any provision of this Lease shall not be a waiver and shall not prevent Tenant from enforcing that provision or any other provision of this Lease in the future.  No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord.  Landlord may, with or without notice to Tenant, negotiate such check without being bound by the conditions of such statement Landlord and Tenant shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, any claim of injury or damage and any emergency or any other statutory remedy.  Tenant shall not interpose any non-mandatory counterclaim or counterclaims in a summary proceeding or in any action based on non-payment of Base Rent or Additional Rent.

17.09.                                 No Recordation.  Tenant shall not record this Lease.  Either Landlord or Tenant may require that a statutory notice, short form or memorandum of this Lease executed by both parties be recorded.  Tenant may record any Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) (notifying Landlord of the date and book and page number) or request

Landlord to record it on Tenant’s behalf The party requesting or requiring such recording shall pay all expenses, transfer taxes and recording fees.

17.10.                                 Bind and Inure; Choice of Law.  The obligations of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Landlord shall have no obligation to Tenant’s successor or assign unless the rights or interests of such successor or assign are acquired in accordance with this Lease.  The laws of the state in which the Property is located shall govern this Lease.

17.11.                                 Corporate Authority.  If Tenant is a business entity, then Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) to the best of Tenant’s knowledge, Tenant is in compliance with all material laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this Lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (f) the Lease is a valid and binding obligation of Tenant.  Tenant, if a business entity, agrees that breach of the foregoing warranty and representation shall at Landlord’s election be a default under this Lease for which there shall be no cure.  This warranty and representation shall survive the termination of the Term.

Landlord represents and warrants that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord has duly executed and delivered this Lease; (d) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Landlord’s property, except by the provisions of this Lease; and (c) the Lease is a valid and binding obligation of Landlord in accordance with its terms.  This warranty and representation shall survive the termination of the Term.

17.12.                                 Joint and Several Liability.  If more than one party signs this Lease as Tenant, they shall be jointly and severally liable for all obligations of Tenant.

17.13.                                 Force Majeure.  If Landlord or Tenant cannot perform any of its obligations (other than the inability to make payments when due) due to events beyond its reasonable control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of the events.  Events beyond a party’s reasonable control include acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions (any of the foregoing shall constitute “Force Majeure”).  Notwithstanding the foregoing, no event of Force Majeure shall be deemed to continue for a period of longer than 180 days.

17.14.                                 Execution of Lease.  Submission of this Lease to Tenant shall not constitute an option or offer to lease, and this Lease shall not be effective until it is executed and delivered by Landlord and Tenant.  This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

17.15.                                 Survival.  All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

17.16.                                 Limitation of Warranties.  Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, except as expressly set forth herein and there are no warranties which extend beyond those expressly set forth in this Lease.

17.17.                                 No Other Brokers.  Landlord and Tenant represent and warrant to each other that the brokers named in Article 1 are the only agents, brokers, finders or other parties with whom such party has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property.  Landlord and Tenant agree to indemnify and hold the other harmless from any claim, demand, cost or liability, including attorneys’ fees and expenses, asserted by any party other than the brokers named in Article 1 based upon dealings of that party with the indemnifying party.  Landlord shall be responsible for the payment of any brokerage fees to the brokers named in Article 1.

17.18.                                 Landlord’s Consent.  Any consent or approval of Landlord required by this Lease may be granted or withheld in Landlord’s sole discretion, except as otherwise set forth in therein.

17.19.                                 Construction on the Property or Adjacent Property.  Tenant acknowledges that Landlord is undertaking major renovations and/or construction in the Building, on the Property, and on property abutting the Property (together, the “project”), and Landlord makes no warranty or covenant, express or implied, concerning the operation or condition of the Building except as expressly set forth herein.  Landlord shall have the right, in connection with the development, redevelopment, alteration, improvement, operation, maintenance, or repair of the Building, and/or the Property, to subject the Land and Building to easements for the construction, reconstruction, alteration, improvement, operation, repair or maintenance of elements thereof, for access and egress, for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving the Building and to subject the Land and the Building to such other rights, agreements, and covenants for such purposes as Landlord may determine.  Tenant hereby agrees that this Lease shall be subject and subordinate to any such matters which do not unreasonably interrupt Tenant’s use of the Premises.  The foregoing sentence shall be self-operative, but Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute, acknowledge and deliver any documents appropriate to accomplish or confirm the same if Tenant fails to do so within ten (10) days after request therefor.  Neither Tenant nor any of its employees, agents, attorneys, consultants, subtenants, assignees, or representatives (the “Tenant Parties”) shall take an action to oppose the Project, nor shall the Tenant knowingly permit any Tenant Parties to take any action in opposition to the Project.

Landlord and its agents, employees, licensees and contractors shall also have the right to enter on the Land or Building to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of the Building; to erect scaffolding and protective barricades around, within or adjacent to the Building; and to do any other act necessary for the safety of the Building or the expeditious completion of such work.  Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section 17.19.  Landlord shall use reasonable efforts to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this Section 17.19 in or about the Building, consistent with accepted construction practice and in any event shall not materially and adversely affect Tenant’s use of the Premises for the Permitted Uses.

17.20.   Subscription Agreement. Contemporaneously with the Second Amendment hereto, Landlord Entered into a Subscription Agreement and the Third Amended and Restated Investors’ Rights Agreement, as amended, and, in accordance with such agreement, Tenant issued to Landlord 10,000 shares of Tenant’s Series C Preferred Stock on the terms set forth therein.

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